UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Nektar Therapeutics

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NEKTAR THERAPEUTICS
455 Mission Bay Boulevard South
San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2011
AT 2:00 P.M. PACIFIC TIME

Dear Stockholder:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. The 2011 Annual Meeting will be held on Tuesday, June 14, 2011, at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158, for the following purposes:

1. To elect three directors with terms to expire at the 2014 Annual Meeting of Stockholders.

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

4. To request in a non-binding advisory vote of stockholders the frequency with which the stockholders will be provided a “say-on-pay” vote. You will have the opportunity to request a “say-on-pay” vote every year, every two years, or every three years or to abstain.

5. To conduct any other business properly brought before the 2011 Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the 2011 Annual Meeting is April 27, 2011. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the 2011 Annual Meeting or any adjournment thereof.

Your vote is very important. Whether or not you attend the 2011 Annual Meeting in person, it is important that your shares be represented. You may vote your proxy on the Internet, by phone or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials.

On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

Gil M. Labrucherie
Senior Vice President, General Counsel and Secretary

San Francisco, California
May 5, 2011

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote on the internet, by phone or by mail as instructed in the Notice of Availability of Proxy Materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

NEKTAR THERAPEUTICS
455 Mission Bay Boulevard South
San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2011
AT 2:00 P.M. PACIFIC TIME

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING PROCEDURES

Why am I receiving these materials?

We sent you a Notice of Availability of Proxy Materials (the “Notice”) because the board of directors of Nektar Therapeutics (“Nektar,” the “Company,” “we” or “us”) is soliciting your proxy to vote at our 2011 annual meeting of stockholders (the “Annual Meeting”) to be held on June 14, 2011 at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158. We invite you to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail.

The Notice was first sent or made available on or about May 5, 2011 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 27, 2011 will be entitled to vote at the Annual Meeting. On this record date, there were 114,080,010 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 27, 2011, your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. The Notice will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote on the Internet or by phone as instructed in the Notice or by proxy by mail by requesting a paper copy of the proxy materials as instructed in the Notice to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 27, 2011, your shares were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. Your brokerage firm, bank or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares.

You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Proposal 1: To elect three directors with terms to expire at the 2014 Annual Meeting of Stockholders.

•	Proposal 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.

•	Proposal 3: To approve a non-binding advisory resolution regarding our executive compensation (a “say-on-pay” vote).

•	Proposal 4: To request in a non-binding advisory vote of stockholders the frequency with which the stockholders will be provided a “say-on-pay” vote. You will have the opportunity to request a “say-on-pay” vote every year, every two years, or every three years or to abstain.

How are proxy materials distributed?

Under rules adopted by the Securities and Exchange Commission (“SEC”), we are sending the Notice to our stockholders of record and beneficial owners as of April 27, 2011. Stockholders will have the ability to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, on the Internet or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the Notice.

In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.

How do I vote?

You may vote “For” or “Against” each nominee to the board of directors or you may abstain from voting. For proposals 2 and 3, you may vote “For” or “Against” or abstain from voting. For proposal 4, you may vote for “every year”, “every two years” or “every three years” or abstain. The procedures for voting are:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record as of April 27, 2011, you may vote in person at the Annual Meeting, vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

1. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

2. To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 12-digit control number from the Notice and follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time on June 13, 2011 to be counted.

3. To vote by phone, request a paper or email copy of the proxy materials by following the instructions on the Notice and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m., Eastern Time on June 13, 2011 to be counted.

4. To vote by mail, request a paper copy of the proxy materials by following the instructions on the Notice and complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice and voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the Notice, or contact your broker, bank or other agent.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 27, 2011.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. On April 27, 2011, there were 114,080,010 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.

What if I return a proxy card but do not make specific choices?

If you are a stockholder of record and you return a proxy card without marking any voting selections, your shares will be voted:

1. Proposal 1:   “For” the election of each nominee for director.

2. Proposal 2:  “For” the ratification of the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.

3. Proposal 3:  “For” the approval of the resolution regarding executive compensation.

4. Proposal 4:  “For” the request that we hold a “say-on-pay” vote every year.

If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”) and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. If you do not give instructions to your broker, bank or other agent, it can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may vote your shares held in street name on such proposals. Non-discretionary items are proposals considered non-routine under the rules of various national securities exchanges, and, in the absence of your voting instructions, your broker, bank or other agent may not vote your shares held in street name on such proposals and the shares will be treated as broker non-votes. Proposals 1, 3, and 4 are matters considered non-routine under the applicable rules. If you do not give your broker specific instructions, the broker may not vote your shares on Proposals 1, 3 and 4 and therefore there may be broker non-votes on Proposals 1, 3 and 4. Proposal 2 involves a matter we believe to be routine and thus if you do not give instructions to your broker, the broker may vote your shares in its discretion on Proposal 2 and therefore no broker non-votes are expected to exist in connection with Proposal 2.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will count, with respect to Proposals 1, 2 and 3, “For” votes and abstentions, with respect to Proposals 1, 3 and 4, broker non-votes, with respect to Proposals 1, 2 and 3, “Against” votes, and with respect to Proposal 4, votes for each of “every year”, “every two years” and “every three years” and abstentions.

Who will serve as inspector of elections?

A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of elections.

How many votes are needed to approve each proposal?

•	For Proposal 1 electing three members of the board of directors, each director must receive a “For” vote from a majority of the votes cast at the Annual Meeting and entitled to vote on the election of directors. A majority of votes cast shall mean that the number of shares voted “For” a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election, with votes cast including votes “Against” in each case and excluding abstentions with respect to that director’s election.

•	For Proposal 2 ratifying the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011, the proposal must receive a “For” vote from the majority of the shares present and properly cast either in person or by proxy.

•	For Proposal 3 approving the resolution regarding executive compensation, the proposal must receive a “For” vote from the majority of the shares present and properly cast either in person or by proxy.

•	For Proposal 4 requesting the frequency of our “say-on-pay” vote, the frequency receiving the most votes properly cast either in person or by proxy will be considered requested by stockholders.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to the Notice and the proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the Notice and any other proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please vote by proxy according to each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of three ways:

1. A duly executed proxy card with a later date or time than the previously submitted proxy;

2. A written notice that you are revoking your proxy to our Secretary, care of Nektar Therapeutics, at 455 Mission Bay Boulevard South, San Francisco, California 94158; or

3. A later-dated vote on the Internet or by phone or a ballot cast in person at the Annual Meeting (simply attending the Annual Meeting will not, by itself, revoke your proxy).

When are stockholder proposals due for next year’s Annual Meeting?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our 2012 proxy statement. Any such proposal must be submitted in writing by December 31, 2011, to our Secretary, care of Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158. If we change the date of our 2012 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be a reasonable time before we begin to print and send our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

Alternatively, under our bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, you must provide specific information to us no earlier than March 31, 2012 and no later than the close of business on April 30, 2012. If we change the date of our 2012 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline shall be changed to not later than the sixtieth day prior to such annual meeting and no earlier than the close of business on the ninetieth day prior to such annual meeting. In the event we provide less than 70 days’ notice or prior public disclosure of the date of the annual meeting, the stockholder proposal or nomination must be received not later than the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. You are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.

A stockholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. Proposals or nominations not meeting these requirements will not be entertained at any annual meeting.

In relation to stockholder proposals and nominations, in certain instances we may exercise discretionary voting authority under proxies held by the board of directors. For instance, if we do not receive a stockholder proposal by April 30, 2012, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal. If we change the date of our 2012 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline will change to a reasonable time before we begin to print and send our proxy materials. In addition, even if we are notified of a stockholder proposal within the time requirements discussed above, if the stockholder does not comply with certain requirements of the Exchange Act, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal if we include advice in our proxy statement on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address may receive only one copy of the Notice, unless one or more of these stockholders notifies us that they wish to receive individual copies of the Notice and, if requested, other proxy materials. This process potentially means extra convenience for stockholders and cost savings for companies.

If you are a beneficial owner of our common stock, once you receive notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate Notices or other proxy materials, please notify your broker, bank or other agent, direct your written request to Nektar Therapeutics, Secretary, 455 Mission Bay Boulevard South, San Francisco, California 94158 or contact our Secretary at (415) 482-5300. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their address and would like to request householding of their communications should contact their broker, bank or other agent.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is presently comprised of nine (9) directors and is divided into three (3) classes. Each class consists of one third of the total number of directors, and each class has a three (3) year term. There are three (3) current directors in Class I, whose term of office expires in 2011: Joseph J. Krivulka, Howard W. Robin and Dennis L. Winger. Each of the current directors in Class I has been nominated for reelection at the Annual Meeting. Messrs. Krivulka and Robin were previously elected by the stockholders. Mr. Winger was appointed to a newly created vacancy by the board of directors on December 8, 2009. Vacancies on the board, including vacancies created by an increase in the number of directors, are filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class serves until the earlier of the remainder of the full term of that class, that director’s successor is elected and qualified or their death, resignation or removal.

Directors are elected by a majority of the votes cast at the Annual Meeting and entitled to vote on the election of directors. A majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds fifty percent (50%) of the number of votes cast with respect to that director’s election, with votes cast including votes “Against” in each case and excluding abstentions with respect to that director’s election. Shares represented by executed proxies will be voted for the election of the three nominees named below, unless the “against” or “abstain” voting selection has been marked on the proxy card. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would otherwise be voted for such nominee will be voted for the election of a substitute nominee proposed by the nominating and corporate governance committee and nominated by the board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of the nominees will serve until the earlier of the 2014 annual meeting, their successors are elected and qualified or their death, resignation or removal.

The following is a brief biography of each nominee.

Joseph J. Krivulka

Joseph J. Krivulka, age 59, has served as our director since March 2005. Mr. Krivulka is founder and President of Triax Pharmaceuticals, a dermatology products company, a position he has held since November 2004. Mr. Krivulka is also the founder and Chairman of Akrimax Pharmaceuticals, LLC, an emerging branded and contract manufacturing pharmaceutical company. Mr. Krivulka was a co-founder and President of Reliant Pharmaceuticals, LLC, a company that markets pharmaceutical products, from 1999 until 2004. Mr. Krivulka was formerly Chief Executive Officer of Bertek, Inc., a generic pharmaceutical products company that is a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories, a generic pharmaceutical products company. Mr. Krivulka is also a director of Aeolus Pharmaceuticals, Inc., a drug development services company. He holds a B.S. from West Virginia Wesleyan College.

Howard W. Robin

Howard W. Robin, age 58, has served as our President and Chief Executive Officer since January 2007 and has served as a member of our board of directors since February 2007. Mr. Robin served as Chief Executive Officer, President and a director of Sirna Therapeutics, Inc., a biotechnology company, from July 2001 to November 2006 and from January 2001 to June 2001, served as their Chief Operating Officer, President and as director. From 1991 to 2001, Mr. Robin was Corporate Vice President and General Manager at Berlex Laboratories, Inc., a pharmaceutical products company that is a subsidiary of Schering, AG, and from 1987 to 1991 he served as Vice President of Finance and Business Development and Chief Financial Officer. From 1984 to 1987, Mr. Robin was Director of Business Planning and Development at Berlex. He was a Senior Associate with Arthur Andersen & Co. prior to joining Berlex. Mr. Robin is also a director of Acologix, a private biopharmaceutical company. He received his B.S. in Accounting and Finance from Fairleigh Dickinson University in 1974.

Dennis L. Winger

Dennis L. Winger, age 64, has served as our director since December 2009. Mr. Winger was Senior Vice President and Chief Financial Officer of Applera Corporation, a life sciences company, from 1997 through December 2008. From 1989 to 1997, Mr. Winger served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Chiron Corporation. From 1982 to 1989, Mr. Winger was with The Cooper Companies, Inc., where he held positions of increasing responsibility, including that of Chief Financial Officer. Mr. Winger currently serves on the board of directors of Cephalon, Inc. and Vertex Pharmaceuticals Incorporated, which are both pharmaceutical companies, and Accuray Incorporated, a radiosurgery company. Mr. Winger served on the board of directors of Cell Genesys, Inc. until its merger with BioSante Pharmaceuticals in October 2009. Mr. Winger received a B.A. from Siena College and an M.B.A. from the Columbia University Graduate School of Business.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in our best interests and our stockholders’ best interest.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and cast on this proposal will be required to ratify the selection of Ernst & Young LLP for our fiscal year ending December 31, 2011. Abstentions will have the effect of a vote against the ratification of Ernst & Young LLP as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board of Directors is committed to excellence in governance and is aware of the significant interest in executive compensation matters by investors and the general public.

We have designed our executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase stockholder value. We believe that our compensation policies and procedures are centered on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders.

We urge you to carefully review the Compensation Discussion and Analysis section of this proxy statement for details on our executive compensation, including our compensation philosophy and objectives and the 2010 compensation of the Named Executive Officers described in “Information About the Executive Officers — Compensation Discussion and Analysis — Introduction.”

We are presenting this proposal, which gives you as a stockholder the opportunity to endorse or not endorse our compensation program for the Named Executive Officers by voting for or against the following resolution (a “say-on-pay” vote), as required pursuant to Section 14A of the Exchange Act. While the vote on the resolution is advisory in nature and therefore will not bind us to take any particular action, our board of directors and our organization and compensation committee intend to carefully consider the stockholder vote resulting from the proposal in making future decisions regarding our compensation program. Our board of directors will determine whether to provide for a say-on-pay vote next year or in future years after taking into account the results of the voting on Proposal 4 regarding the requested frequency for the say-on-pay vote.

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K promulgated by the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in the proxy statement for the Company’s 2011 Annual Meeting is hereby APPROVED.”

The affirmative vote of a majority of the votes cast by holders of the shares of common stock present in person or represented by proxy at the Annual Meeting is required (on a non-binding advisory basis) for approval of this proposal. Abstentions are treated as shares represented in person or by proxy and entitled to vote at the Annual Meeting and, therefore, will have the effect of a vote against this proposal. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF SAY-ON-PAY VOTE

We are presenting this proposal, as required pursuant to Section 14A of the Exchange Act, which gives you as a stockholder the opportunity to inform us as to how often you would prefer us to include a “say-on-pay” proposal, similar to Proposal 3, in our proxy statement (a “say-on-frequency” vote). While this say-on-frequency vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our board of directors intends to carefully consider the stockholder vote resulting from the proposal in determining how frequently we will hold “say-on-pay” votes.

Please note that as a stockholder you have the choice to vote for one of the following choices, as indicated on the proxy card: to hold the advisory vote on executive compensation every year, every second year or every third year or to abstain. You are not being asked to approve or disapprove the frequency recommended by our board of directors.

Proponents of an every third year “say-on-pay” vote frequency have cited the following advantages:

•	Triennial votes may foster pay practices with a longer term point of view and discourage decision-making based on short-term considerations.

•	Triennial votes may provide stockholders sufficient time to evaluate the effectiveness of short- and long-term compensation strategies as they relate to the pay-for-performance principle.

•	Less frequent say-on-pay votes may improve the ability of stockholders to exercise their voting rights in a more deliberate, thoughtful and informed way that is in the best interests of stockholders.

Proponents of an every year “say-on-pay” vote frequency have cited the following advantages:

•	Annual votes are the best vehicle for stockholders to provide regular feedback to the board of directors on the Company’s compensation programs.

•	Annual votes afford the board of directors maximum opportunity to make regular adjustments to its compensation practices taking into account input from the stockholders.

•	Votes less frequent than annual may allow an unpopular pay practice to continue too long without timely feedback.

Proponents of an every second year “say-on-pay” vote frequency have suggested that a vote every second year most appropriately balances the strengths and weaknesses of the every year and every third year say-on-pay voting frequency.

The board of directors values constructive dialogue on executive compensation and other important governance topics with our stockholders. After careful consideration of the strengths and weaknesses of the various potential say-on-pay vote frequency intervals, the board of directors believes an advisory vote every year will provide an effective way to obtain information on stockholder sentiment about our executive compensation program by allowing adequate time for us to respond to stockholders’ feedback and engage with stockholders to understand and respond to the vote results.

The choice of every year, every two years or every three years that receives the greatest number of votes from stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, the vote on this Proposal 4 is not binding on us. However, the board of directors values the opinions of our stockholders and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE “1 YEAR” ALTERNATIVE SET OUT IN THE PROXY CARD.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2011, by: (i) each director and nominee for director; (ii) each of our Named Executive Officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership**
	Number of	Percent of
Beneficial Owner	Shares	Total

OppenheimerFunds, Inc. and related entities(1)	18,712,440	16.4%
HealthCor Management, L.P. and related entities(2)	9,165,000	8.0%
PRIMECAP Management Company(3)	6,128,100	5.4%
Blackrock, Inc. and certain subsidiaries(4)	5,759,101	5.1%
Robert B. Chess(5)	564,543	*
R. Scott Greer(6)	81,169	*
Joseph J. Krivulka(7)	150,961	*
Christopher A. Kuebler(8)	203,461	*
Lutz Lingnau(9)	117,411	*
Howard W. Robin(10)	1,923,638	1.7%
Susan Wang(11)	160,836	*
Roy A. Whitfield(12)	178,461	*
Dennis Winger(13)	44,086	*
Stephen K. Doberstein(14)	183,750	*
Rinko Ghosh(15)	286,851	*
Gil M. Labrucherie(16)	500,644	*
John Nicholson(17)	550,700	*
All executive officers and directors as a group (15 persons)	5,476,403	4.8%

*	Denotes ownership percentage less than 1%.

**	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 114,028,985 shares outstanding on March 31, 2011, adjusted as required by rules promulgated by the SEC.

(1)	Based solely on the Schedule 13G/A (Amendment No. 13) filed with the SEC on February 10, 2011 by OppenheimerFunds, Inc., a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, and Oppenheimer Global Opportunities Fund, an investment company registered under Section 8 of the Investment Company Act of 1940. Oppenheimer Global Opportunities Fund has shared voting and dispositive power with respect to 18,082,000 shares of our common stock. OppenheimerFunds, Inc. has shared voting and dispositive power with respect to 18,712,440 shares of our common stock, including the 18,082,000 shares of common stock beneficially owned by Oppenheimer Global Opportunities Fund. OppenheimerFunds, Inc. disclaims beneficial ownership as an investment adviser pursuant to Rule 13d-4 of the Exchange Act.

(2)	Based solely on the Schedule 13G/A (Amendment No. 4) filed with the SEC on February 9, 2011 by HealthCor Management, L.P. and related entities. Collectively, HealthCor, L.P., HealthCor Offshore Master Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P. (each a “Fund” and together, the “Funds”) are the beneficial owners of a total of 9,165,000 shares of our common stock. By virtue of their position as feeder funds, HealthCor Offshore, Ltd. and HealthCor Hybrid Offshore, Ltd. may be deemed beneficial owners of the shares of our common stock owned by HealthCor Offshore Master Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P., respectively. HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of our common stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of our common stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of our common stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of our common stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of our common stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of our common stock that are beneficially owned by the Funds. HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P. Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of our common stock that are beneficially owned by HealthCor, L.P. As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of common stock reported in the Schedule 13G/A (Amendment No. 4) filed by HealthCor Management, L.P. and related entities, and therefore each may be deemed a beneficial owner of such common stock. Each of the reporting persons disclaims any beneficial ownership of any such shares of our common stock in excess of their actual pecuniary interest therein.

(3)	Based solely on the Schedule 13G filed with the SEC on April 7, 2011 by PRIMECAP Management Company, a registered investment adviser under Section 203 of the Investment Advisers Act of 1940. PRIMECAP Management Company has the sole voting power with respect to 4,862,600 shares of our common stock and sole dispositive power with respect to 6,128,100 shares of our common stock.

(4)	Based solely on the Schedule 13G/A (Amendment No. 1) filed with the SEC on February 7, 2011 by Blackrock, Inc, a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). Blackrock, Inc. has the sole voting and dispositive power with respect to 5,759,101 shares of our common stock.

(5)	Includes (i) 303,920 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011, and (ii) 4,914 shares issued pursuant to our 401(k) Retirement Plan.

(6)	Includes 37,386 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011.

(7)	Includes 130,961 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011.

(8)	Includes 183,461 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011.

(9)	Includes 100,961 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011.

(10)	Includes (i) 1,913,228 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011, and (ii) 410 shares owned by Mr. Robin’s wife.

(11)	Includes 140,836 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011.

(12)	Includes 158,461 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011.

(13)	Includes 40,336 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011.

(14)	Includes 183,750 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011.

(15)	Includes (i) 277,098 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011, (ii) 3,153 shares issued pursuant to the our 401(k) Retirement Plan, and (iii) 1,500 shares issued pursuant to our Employee Stock Purchase Plan.

(16)	Includes (i) 497,587 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011, (ii) 997 shares issued pursuant to the our 401(k) Retirement Plan, and (iii) 250 shares issued pursuant to our Employee Stock Purchase Plan.

(17)	Includes (i) 539,456 shares issuable upon exercise of options exercisable within 60 days of March 31, 2011 and (ii) 1,500 shares and 2,244 shares owned by two of Mr. Nicholson’s sons.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to us or written representations that no Form 5 was required, we believe that during the fiscal year ended December 31, 2010, all filing requirements applicable to our executive officers and directors under the Exchange Act were met in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We review all relationships and transactions between us and (i) any of our directors or executive officers, (ii) any nominee for election as a director, (iii) any security holder who is known to us to own beneficially or of record more than five percent of our common stock or (iv) any member of the immediate family of any of the foregoing. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the dollar amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting where the audit committee reviews the transaction.

As required under SEC rules, related party transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our proxy statement. Historically, we have not entered into transactions with related parties. During the 2010 fiscal year, there were no relationships or transactions between us and any related party for which disclosure is required under the rules of the SEC.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The following is a brief biography of each current director, including each nominee for reelection at the Annual Meeting to a new term of office and each director whose current term of office continues through the Annual Meeting.

THE BOARD OF DIRECTORS

Directors Continuing in Office Until the 2012 Annual Meeting

Robert B. Chess

Robert B. Chess, age 54, is the Chairman of our board of directors and has served as a director since May 1992. He is currently the Chairman of OPX Biotechnologies, a private company in the renewable fuels and chemicals field. From March 2006 until January 2007, Mr. Chess served as our Acting President and Chief Executive Officer, and from April 1999 to January 2007, served as Executive Chairman. He also served as our Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. Mr. Chess was previously the co-Founder and President of Penederm, Inc., a publicly-traded dermatological pharmaceutical company that was sold to Mylan Laboratories. He has held management positions at Intel Corporation and Metaphor Computer Systems (now part of IBM), and was a member of the first President Bush’s White House staff as a White House Fellow and Associate Director of the White House Office of Economic and Domestic Policy. From 1997 until his retirement in 2009, Mr. Chess served on the board of directors of the Biotechnology Industry Organization (BIO). Mr. Chess served as Chairman of BIO’s Emerging Companies Section and Co-Chairman of BIO’s Intellectual Property Committee. Mr. Chess was the initial Chairman of Bio Ventures for Global Health and continues to serve on its board. He also serves on the Board of Trustees of the California Institute of Technology and as a trustee of the Committee for Economic Development where he is co-chairman of its Health Care task force. Mr. Chess also serves as a director of NanOasis, Inc., a private company focused on desalinization technology. He is currently a member of the faculty of the Stanford Graduate School of Business, where he teaches courses in the MBA program on starting technology-based businesses and the healthcare industry. Mr. Chess received his B.S. degree in Engineering from the California Institute of Technology and an M.B.A. from Harvard.

Susan Wang

Susan Wang, age 60, has served as our director since December 2003. Ms. Wang, who retired from Solectron Corporation in May 2002, served in various management positions there from 1984 to June 2002. Her final position at Solectron, an electronics manufacturing services and supply chain solutions company, was Executive Vice President for Corporate Development and Chief Financial Officer, a position she held from September 2001 to June 2002. Prior to joining Solectron, Ms. Wang held financial and managerial positions with Xerox Corporation and Westvaco Corporation. She began her career with Price Waterhouse & Co. in New York and is a certified public accountant. Ms. Wang is also a director of Altera Corporation, a programmable semiconductor company, Rae Systems Inc., a developer of sensory technology for hazardous materials, and Suntech Power Holdings Co., Ltd., a solar energy company. In addition, Ms. Wang served as a director of Calpine Corporation, an independent power generation company, from 2003 to 2009, and Avanex Corporation, a telecommunications component and sub-systems provider, from 2002 to 2009. Ms. Wang holds an M.B.A. from the University of Connecticut and a B.S. in accounting from the University of Texas.

Roy A. Whitfield

Roy A. Whitfield, age 57, has served as our director since August 2000. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation, a company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. He currently serves as a director of Incyte Corporation, a drug discovery and development company, Illumina, Inc., a developer, manufacturer and marketer of integrated systems for analysis of genetic variations and biological functions, and Station X, Inc., a private development stage company. Since February 2008, he has also served as Executive Chairman of the board of directors of Bioseek. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.

Directors Continuing in Office Until the 2013 Annual Meeting

R. Scott Greer

R. Scott Greer, age 52, has served as our director since February 2010. Mr. Greer currently serves as Managing Director of Numenor Ventures, LLC, a venture capital firm. In 1996, Mr. Greer co-founded Abgenix, Inc., a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and Chairman of the board of directors from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development, and various positions at Genetics Institute, Inc., a biotechnology research and development company. Mr. Greer served as a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from 2003, and as its Chairman of the board of directors from 2005, through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006. From 2001 to 2005, Mr. Greer served as a member of the board of directors of Illumina, Inc., a provider of integrated systems for the analysis of genetic variation and biological function, and from 2001 to 2004, he served as member of the board of directors of CV Therapeutics, Inc., a biotechnology company. He currently serves as a member of the board of directors of StemCells, Inc., a biopharmaceutical company focused on stem cell therapeutics, chairman of the board of directors of Acologix, Inc. and Ablexis LLC, LLC, both private development-stage biotechnology companies, and also serves as a director of BAROnova, Inc., a private clinical-stage medical device company. Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. degree from Harvard University. He also was a certified public accountant.

Christopher A. Kuebler

Christopher A. Kuebler, age 57, has served as our director since December 2001. Mr. Kuebler also currently serves on the board of directors of Waters Corporation, an analytical technologies services company. From January 1997 to December 2005, Mr. Kuebler served as Chairman of the Board of Covance Inc., a drug development services company, and from November 1994 to December 2004, served as its Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories, a diversified health care company. From January 1986 until March 1993, Mr. Kuebler served in various commercial positions for Abbott Laboratories’ Pharmaceutical Division and was that Division’s Vice President, Sales and Marketing prior to taking the position of Corporate Vice President, European Operations. Before that, he held positions at Squibb Inc. and Monsanto Health Care. Mr. Kuebler holds a B.S. in Biological Science from Florida State University.

Lutz Lingnau

Lutz Lingnau, age 68, has served as our director since August 2007. Mr. Lingnau retired from Schering AG Group, Germany, in December 2005 as a member of Schering AG’s Executive Board and as Vice Chairman, President and Chief Executive Officer of Schering Berlin, Inc., a United States subsidiary. Prior to his retirement, Mr. Lingnau was responsible for Schering AG’s worldwide specialized therapeutics and dermatology businesses. He joined Schering AG’s business trainee program in 1966. Throughout his career at Schering AG, he served in various capacities and in a number of subsidiaries in South America and the United States, including his roles as President of Berlex Laboratories, Inc., from 1983 to 1985, as the Head of Worldwide Sales and Marketing in the Pharmaceutical Division of Schering AG, from 1985 to 1989, and as Chairman of Berlex Laboratories, Inc. from 1985 to 2005. From 2005 to May 2010, Mr. Lingnau was a member of the Supervisory Board of LANXESS AG, a specialty chemicals company. From December 2006 through September 2009, he served as Chairman of the board of directors of Micropharma Limited, a private biotechnology company, and was a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from February 2006 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006.

Current Directors Nominated For Reelection to Serve Until the 2014 Annual Meeting

Joseph J. Krivulka

Joseph J. Krivulka, age 59, has served as our director since March 2005. Mr. Krivulka is founder and President of Triax Pharmaceuticals, a dermatology products company, a position he has held since November 2004. Mr. Krivulka is also the founder and Chairman of Akrimax Pharmaceuticals, LLC, an emerging branded and contract manufacturing pharmaceutical company. Mr. Krivulka was a co-founder and President of Reliant Pharmaceuticals, LLC, a company that markets pharmaceutical products, from 1999 until 2004. Mr. Krivulka was formerly Chief Executive Officer of Bertek, Inc., a generic pharmaceutical products company that is a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories, a generic pharmaceutical products company. Mr. Krivulka is also a director of Aeolus Pharmaceuticals, Inc., a drug development services company. He holds a B.S. from West Virginia Wesleyan College.

Howard W. Robin

Howard W. Robin, age 58, has served as our President and Chief Executive Officer since January 2007 and has served as a member of our board of directors since February 2007. Mr. Robin served as Chief Executive Officer, President and a director of Sirna Therapeutics, Inc., a biotechnology company, from July 2001 to November 2006 and from January 2001 to June 2001, served as their Chief Operating Officer, President and as director. From 1991 to 2001, Mr. Robin was Corporate Vice President and General Manager at Berlex Laboratories, Inc., a pharmaceutical products company that is a subsidiary of Schering, AG, and from 1987 to 1991 he served as Vice President of Finance and Business Development and Chief Financial Officer. From 1984 to 1987, Mr. Robin was Director of Business Planning and Development at Berlex. He was a Senior Associate with Arthur Andersen & Co. prior to joining Berlex. Mr. Robin is also a director of Acologix, a private biopharmaceutical company. He received his B.S. in Accounting and Finance from Fairleigh Dickinson University in 1974.

Dennis L. Winger

Dennis L. Winger, age 64, has served as our director since December 2009. Mr. Winger was Senior Vice President and Chief Financial Officer of Applera Corporation, a life sciences company, from 1997 through December 2008. From 1989 to 1997, Mr. Winger served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Chiron Corporation. From 1982 to 1989, Mr. Winger was with The Cooper Companies, Inc., where he held positions of increasing responsibility, including that of Chief Financial Officer. Mr. Winger currently serves on the board of directors of Cephalon, Inc. and Vertex Pharmaceuticals Incorporated, which are both pharmaceutical companies, and Accuray Incorporated, a radiosurgery company. Mr. Winger recently served on the board of directors of Cell Genesys, Inc. until its merger with BioSante Pharmaceuticals in October 2009. Mr. Winger received a B.A. from Siena College and an M.B.A. from the Columbia University Graduate School of Business.

Meetings of the Board of Directors

The board of directors met eleven (11) times during the 2010 fiscal year. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served held during the period of the 2010 fiscal year for which he or she was a director or committee member, as applicable, except that Roy A. Whitfield attended five of the seven meetings of the audit committee held during 2010. All of our directors then serving on our board attended our 2010 annual meeting.

Corporate Governance

The board of directors has documented our governance practices in our Corporate Governance Policy Statement to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy Statement sets forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications and evaluation of the board and committees. The

Corporate Governance Policy Statement, as well as the charters for each committee of the board, may be viewed at www.nektar.com.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the board of directors are currently held by Howard W. Robin and Robert B. Chess, respectively. The board of directors believes that having a separate chairman provides a more effective channel for the board of directors to express its views on management, by enhancing the board’s oversight of, and independence from, management, and allows the Chief Executive Officer to focus more on the operations of the Company.

Risk Oversight

The board of directors monitors and assesses key business risks directly through deliberations of the board of directors and also by way of delegation of certain risk oversight functions to be performed by committees of the board of directors. The board of directors regularly reviews and assesses, among other matters, the following important areas that present both opportunities and risk to the Company’s business:

•	Review and approval of the Company’s annual operating and capital spending plan and review of management’s updates as to the progress against plan and any related risks and uncertainties.

•	Periodic consideration of the balance of risk and opportunities presented by the Company’s medium to long-term strategic plan and the potential implications of success and failure in one or more of the Company’s key drug development programs.

•	Regular consideration of the risks and uncertainties presented by alternative clinical development strategies.

•	Regular review of the progress and results of the Company’s clinical development programs and early research efforts including but not limited to the strengths, weaknesses, opportunities and threats for these programs.

•	Periodic review and oversight of material outstanding litigation or threatened litigation.

•	Review and approval of material collaboration partnerships for the further development and commercial exploitation of the Company’s proprietary drug development programs and technologies.

•	Regular review and approval of the annual corporate goals and an assessment of the Company’s level of achievement against these established goals.

•	Regular review of the Company’s financial position relative to the risk and opportunities for the Company’s business.

•	Periodic review of the Company’s intellectual property estate.

•	Periodic review and assessment of CEO succession planning.

•	Periodic review of the Company’s compensation programs.

The discussion above of risk oversight matters reviewed by the board of directors is intended to be illustrative only and not a complete list of all important matters reviewed and considered by the board of directors in providing oversight and direction for the Company’s senior management and business.

The risk oversight function of the board of directors is also administered through various board committees. The audit committee oversees the management of financial, accounting, internal controls, disclosure controls and the engagement arrangement and regular oversight of the independent auditors. The audit committee also periodically reviews the Company’s investment policy for its cash reserves, corporate insurance policies, information technology infrastructure and general fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline and the segregation of duties and access controls across various functions. To assist the audit committee in its risk management oversight function, the internal auditor has a direct reporting relationship to the audit committee. The Company’s internal audit function is focused on internal control monitoring and activities in support of the audit committee’s risk oversight function.

The organization and compensation committee is responsible for the design and oversight of the Company’s compensation programs. As discussed below, this committee has recently considered whether the Company’s compensation policies and practices create risks that could have a material adverse impact on the Company’s business and has concluded that these policies and practices do not create such risks. The organization and compensation committee also regularly reviews and reports to the board of directors on contingency succession planning for the Chief Executive Officer and certain other select senior management positions.

The nominating and corporate governance committee periodically reviews the Company’s corporate governance practices, including certain risks that those practices are intended to address. This committee periodically reviews the composition of the board of directors to help ensure that a diversity of skills and experiences is represented by the members of the board of directors taking into account the stage of growth of the Company and its strategic direction.

In carrying out their risk oversight functions, the board of directors and its committees routinely request and review management updates, reports from the independent auditors and legal and regulatory advice from outside experts, as appropriate, to assist in discerning and managing important risks that may be faced by the Company. The board of directors is committed to continuing to ensure and evolve its risk oversight practices as appropriate given the stage of the Company’s evolution as a drug development Company and the fast-paced changes in the biopharmaceutical industry. In that regard, in 2011 the Company has established a risk management committee composed of senior managers in charge of important functional areas that will regularly report to the board of directors or one of its designated committees.

Independence of the Board of Directors

As required under the NASDAQ Global Select Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.

Consistent with these standards, after review of all relevant transactions (if any) or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Robin, our President and Chief Executive Officer.

As required under applicable NASDAQ listing standards, in the 2010 fiscal year, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. The independent directors regularly rotate responsibility for presiding over the executive sessions such that no single independent director presides over more than one executive session per year.

Information Regarding the Committees of the Board of Directors

The board has three regularly constituted committees: an audit committee, an organization and compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for the 2010 fiscal year for each of the board committees:

					Nominating
					and
			Organization and		Corporate
Name	Audit		Compensation		Governance

Robert B. Chess					X	(1)(2)
R. Scott Greer			X	(3)
Joseph J. Krivulka	X		X
Christopher A. Kuebler			X	(1)	X
Lutz Lingnau			X
Howard W. Robin
Susan Wang	X	(1)			X
Roy A. Whitfield	X				X
Dennis L. Winger	X	(4)
Total meetings in the 2010 fiscal year	7		5		2

(1)	Committee Chairperson.

(2)	Mr. Chess was appointed to the nominating and corporate governance committee, and was appointed as chair of the committee, on March 23, 2010.

(3)	Mr. Greer was appointed to the board of directors on February 1, 2010 and was appointed to the organization and compensation committee on March 23, 2010.

(4)	Mr. Winger was appointed to the audit committee on March 23, 2010.

Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

Audit Committee

The audit committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The audit committee:

•	evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•	determines whether to retain or terminate our independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	establishes guidelines and procedures with respect to the rotation of the lead or coordinating audit partners having primary responsibility for the audit and the audit partner responsible for reviewing the audit;

•	reviews and approves the retention of the independent registered public accounting firm for any permissible non-audit services and, at least annually, discusses with our independent registered public accounting firm, and reviews, that firm’s independence;

•	obtains and reviews, at least annually, a formal written statement prepared by the independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and the Company and discusses with the independent registered public accounting firm, and reviews, its independence from management and the Company;

•	reviews with the independent registered public accounting firm any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent registered public accounting firm and management’s response;

•	reviews with management and the independent registered public accounting firm the scope, adequacy and effectiveness of our financial reporting controls;

•	reviews and discusses with management, the Company’s risk management committee, the internal auditor and the independent registered public accounting firm, as appropriate, the Company’s major financial risks, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•	establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	investigates and resolves any disagreements between our management and the independent registered public accounting firm regarding our financial reporting, accounting practices or accounting policies and reviews with the independent registered public accounting firm any other problems or difficulties it may have encountered during the course of the audit work;

•	meets with senior management and the independent registered public accounting firm in separate executive sessions;

•	reviews the financial statements to be included in our quarterly reports on Form 10-Q and our annual report on Form 10-K;

•	discusses with management and the independent registered public accounting firm the results of the independent registered public accounting firm’s review of our quarterly financial statements and the results of our annual audit and the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports;

•	reviews and discusses with management and the independent registered public accounting firm any material financial arrangements of the Company which do not appear on the financial statements of the Company and any significant transactions or courses of dealing with parties related to the Company;

•	reviews with management and the independent registered public accounting firm significant issues that arise regarding accounting principles and financial statement presentation;

•	discusses with management and the independent registered public accounting firm any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process or accounting policies; and

•	reviews the Company’s investment policy for its cash reserves, corporate insurance policies, information technology infrastructure and general fraud monitoring practices and procedures, including the maintenance and monitoring of a whistleblower hotline and the segregation of duties and access controls across various functions.

The audit committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors.

Four directors comprised the audit committee at the end of the 2010 fiscal year: Ms. Wang, who chairs the committee, and Messrs. Krivulka, Whitfield and Winger. The board of directors annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent. The board of directors has determined that Ms. Wang qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Ms. Wang’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer of a public reporting company. In addition to our audit committee, Ms. Wang also serves on the audit committees of Altera Corporation, Rae Systems, Inc., and Suntech Power Holdings Co., Ltd. The board of directors does not believe that such simultaneous service impairs Ms. Wang’s ability to effectively serve on our audit committee and as the chairwoman of such committee. The audit committee has adopted a written audit committee charter that is available on our corporate website at www.nektar.com .

Organization and Compensation Committee

The organization and compensation committee of the board of directors administers the variable compensation programs and reviews management’s recommendations for organization structure and development of the Company. Additionally, the organization and compensation committee reviews and in some cases approves the type and level of cash and equity-based compensation for officers, employees and consultants of the Company, and recommends certain compensation actions to the board of directors for review and approval. The organization and compensation committee:

•	reviews and approves the structure and guidelines for various incentive compensation and benefit plans;

•	grants equity awards under the various equity incentive compensation and benefit plans and delegates certain administrative authority to an equity grant subcommittee comprised of management representatives;

•	recommends to the independent members of the board of directors the compensation for the President and Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and benefits;

•	approves the compensation for the executive officers of the Company (other than the Chief Executive Officer) and those vice-president level employees that report directly to the Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and other benefits;

•	recommends the compensation levels for the members of the board of directors who are not employed by us or our subsidiaries (“non-employee directors”) for approval by the independent members of the board of directors;

•	reviews the operation of the Company’s executive compensation programs to determine whether they remain supportive of the Company’s business objectives and are competitive relative to comparable companies and establishes and periodically reviews policies for the administration of executive compensation programs;

•	reviews the Company’s executive compensation arrangements to evaluate whether incentive and other forms of compensation do not encourage inappropriate or excessive risk taking and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s executive compensation arrangements;

•	reviews and discusses with management and the Company’s risk management committee, as appropriate, the Company’s major risks relating to the purview of the organization and compensation committee, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•	oversees the preparation of the organization and compensation committee report to be included in the Company’s annual proxy statement;

•	reviews management recommendations on organization structure and development, including succession planning; and

•	reviews performance of the executive officers and vice-president level employees that report directly to the Chief Executive Officer.

The organization and compensation committee takes into account our President and Chief Executive Officer’s recommendations regarding the compensatory arrangements for our executive officers, although our President and Chief Executive Officer does not participate in the deliberations or determinations of his own compensation. In particular, the organization and compensation committee considered our President and Chief Executive Officer’s recommendations for 2010 regarding the increase in annual base compensation, award of annual performance-based bonus compensation and the number of stock options granted to our executive officers (other than himself). While the organization and compensation committee considers and appreciates the input and expertise of management in making its decisions, it does ensure that an executive session where no management is present is on the agenda for every committee meeting. The organization and compensation committee’s charter gives the committee the sole authority to retain independent counsel, compensation and benefits consultants or other outside experts or advisors that it believes to be necessary or appropriate. During 2010, the organization and compensation committee retained Frederic W. Cook & Co. (“FW Cook”), a national executive compensation consulting firm that performs compensation benchmarking, analysis and design services. FW Cook was engaged by the organization and compensation committee in 2010 to provide certain aggregate equity compensation analysis related to run-rate, potential dilution, company-wide grant budgets and executive grants, to provide regulatory, legislative updates and market trend analysis, to provide recommendations and advice on the structure, elements and amounts of compensation provided to our non-employee directors, to review the Compensation Discussion and Analysis, and to provide executive compensation analysis as needed. FW Cook does not provide any other services to us other than the executive and director compensation services it performs at the request of the organization and compensation committee.

Four directors comprised the organization and compensation committee at the end of the 2010 fiscal year: Mr. Kuebler, who chairs the committee, and Messrs. Greer, Krivulka and Lingnau. The board of directors annually reviews the NASDAQ listing standards definition of independence for organization and compensation committee members and has determined that all members of our organization and compensation committee are independent. The organization and compensation committee charter can be found on our corporate website at www.nektar.com.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee:

•	evaluates board composition and performance;

•	identifies, reviews and recommends the board’s selected candidates to serve as directors;

•	reviews the adequacy of and compliance with our Code of Business Conduct and Ethics;

•	administers and oversees all aspects of our corporate governance functions on behalf of the board;

•	monitors regulatory and legislative developments in corporate governance, as well as trends in corporate governance practices, and makes recommendations to the board regarding the same;

•	reviews and discusses with management and the Company’s risk management committee, as appropriate, the Company’s major risks relating to the purview of the nominating and corporate government committee, the Company’s policies for assessment and management of such risks, and the steps to be taken to control such risks;

•	establishes and oversees procedures for the receipt, retention and treatment of complaints received by the Company with respect to legal and regulatory compliance (except for compliance relating to accounting, internal accounting controls, auditing matters and financial disclosure and reporting); and

•	provides recommendations to the board of directors to establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal, business or other matters that may arise.

The nominating and corporate governance committee believes that candidates for director should possess the highest personal and professional ethics, integrity and values, be committed to represent our long-term interests and those of our stockholders, possess diverse experience at policy-making levels in business, science and technology, possess key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings, as well as have sufficient time to carry out the duties and responsibilities of a board member effectively.

Four directors comprised the nominating and corporate governance committee at the end of the 2010 fiscal year: Mr. Chess, who chairs the committee, Ms. Wang and Messrs. Whitfield and Kuebler. The board of directors annually reviews the NASDAQ listing standards definition of independence for the nominating and corporate governance committee and has determined that all members of our organization and compensation committee are independent. The nominating and corporate governance committee charter can be found on our corporate website at www.nektar.com.

The current members of our board of directors represent a desirable mix of backgrounds, skills and experiences, and are all believed to share the key personal characteristics described above. Below are some of the specific experiences and skills of our directors.

Robert B. Chess

Mr. Chess is our Chairman and former President and Chief Executive Officer and has a deep understanding of our business. Having founded and led private and public companies, Mr. Chess has strong experience leading growing companies in our industry. Due to his long association with the Company as a co-founder, director and senior executive leader at various times, he possesses significant knowledge and perspective on the history and development of the Company. Mr. Chess is a prominent participant in our industry, was a long-time member of the board of our industry association, and is on the board of trustees and faculty of leading academic institutions.

Susan Wang

Ms. Wang has a strong financial and business background as a senior executive of Solectron Corporation, an electronics manufacturing services and supply chain solutions company. She is an audit committee financial expert as a result of her prior experience as chief financial officer of Solectron, has extensive experience on the audit committees of other U.S. public companies, and is a certified public accountant. Ms. Wang has extensive corporate governance experience through service on other public company boards.

Roy A. Whitfield

Mr. Whitfield has a strong strategy development and leadership background in the biotechnology and medical industries. He is a former strategy consultant from a major consulting firm, was the founder and chief executive officer of a public biotechnology company, and has held executive positions in various segments of the health care industry. He has extensive corporate governance experience through his service on other public company boards in the pharmaceutical and life sciences industries.

Joseph J. Krivulka

Mr. Krivulka has a strong operational and leadership record in the pharmaceutical industry with strong expertise in product evaluation, development, and marketing. Mr. Krivulka has founded and served as chief executive officer of several pharmaceutical companies and is currently the president of Triax Pharmaceuticals.

Howard W. Robin

Mr. Robin is our President and Chief Executive Officer. Mr. Robin has over 25 years of experience in the pharmaceutical and biotechnology industries in a variety of roles of increasing responsibility and, prior to becoming our chief executive officer, was the chief executive officer and president and a director of Sirna Therapeutics, a development stage biotechnology company. The board of directors has determined that Mr. Robin’s position as president and chief executive officer provides him with important insight into the Company’s opportunities, risks, strengths and weaknesses, as well as its organizational and operational capabilities, which is valuable to the board of directors in making strategic decisions and performing its oversight responsibilities.

Dennis L. Winger

Mr. Winger has a strong operational and finance background with over 20 years of experience as a financial and administrative senior executive in the life sciences and pharmaceutical industries. Most recently, he was chief financial officer of Applera Corporation, a life sciences company, and prior to that was a senior financial and administrative executive at Chiron Corporation, a biotechnology company, for 8 years. Mr. Winger has corporate governance and audit committee experience through service on other public company boards in the pharmaceutical and life sciences industries.

R. Scott Greer

Mr. Greer has a proven track record as an entrepreneur and senior executive with extensive experience in the biotechnology industry, most recently with Abgenix, Inc., until its acquisition by Amgen, Inc. in 2006. Mr. Greer has held senior executive and finance positions at other companies in our industry and currently serves as a director of several other companies in the biopharmaceutical and medical device industries. He possesses strong expertise in biotech industry strategy, business models, and finance and has served on compensation and audit committees.

Christopher A. Kuebler

Mr. Kuebler is a former chief executive officer of Covance Inc., a drug development services company. Prior to that, he had diverse management experience in positions of increasing responsibility with Abbott Laboratories and other large health care companies. As a result of his experiences, Mr. Kuebler possesses valuable knowledge and insight regarding both the development and commercial aspects of the biopharmaceutical industry as well as leadership experience in running a significant public company.

Lutz Lingnau

Mr. Lingnau has a strong management background in the pharmaceutical industry as a senior executive and member of the executive board of Schering AG Group. He has international sales and operations experience as former head of worldwide sales and marketing in the pharmaceutical division of Schering, and in operational roles in South America and the U.S., and also as a member of the supervisory board of a German specialty chemicals company.

Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of our board to maintain a balance of knowledge, experience and capability. The nominating and corporate governance committee also periodically reviews the overall effectiveness of the board, including board attendance, level of participation, quality of performance, self-assessment reviews and any relationships or transactions that might impair director independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. We have paid fees to third party search firms in the past to assist in our process of identifying or evaluating director candidates.

The nominating and corporate governance committee of our board of directors will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information and relevant qualifications to our Secretary at our principal executive offices. All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board.

Four directors comprised the nominating and corporate governance committee at the end of the 2010 fiscal year: Mr. Chess, who chairs the committee, Mr. Kuebler, Ms. Wang and Mr. Whitfield. The board of directors annually reviews the NASDAQ listing standards definition of independence for nominating and corporate governance committee members and has determined that all members of our nominating and corporate governance committee are independent. Our nominating and corporate governance committee charter can be found on our corporate website at www.nektar.com.

Stockholder Communications with the Board of Directors

The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or any individual director should submit written or electronic communications to our Secretary at our principal executive offices, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our Secretary to the board of directors, a committee of the board or an individual director, as appropriate, on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.nektar.com. Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K filed with the SEC.

Organization and Compensation Committee Interlocks and Insider Participation

The organization and compensation committee consisted of four independent directors at the end of 2010: Messrs. Greer, Krivulka, Kuebler and Lingnau. No director who served on the organization and compensation committee in 2010 was, or has been, an officer or employee of us, nor has any director had any relationships requiring disclosure under the SEC rules regarding certain relationships and related-party transactions. None of our executive officers served on the board of directors or the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our board of directors or organization and compensation committee.

Director Compensation Table

Each of our non-employee directors participates in our Amended and Restated Compensation Plan for Non-Employee Directors (the “Director Plan”). Only our non-employee directors are eligible to participate in the Director Plan. The following table shows, for the fiscal year ended December 31, 2010, compensation awarded or paid to our non-employee directors for the fiscal year ended December 31, 2010.

	Fees Earned	Stock	Option
	or Paid in	Awards	Awards
Name(1)	Cash ($)	($)(2)	($)(3)	Total ($)
(a)	(b)	(c)	(d)	(h)

Robert B. Chess	91,000	0	187,035	278,035
R. Scott Greer	48,875	122,738	400,609	572,222
Joseph J. Krivulka	65,000	0	187,035	252,035
Christopher A. Kuebler	70,500	0	187,035	257,535
Lutz Lingnau	60,500	0	187,035	247,535
Susan Wang	80,500	0	187,035	267,535
Roy A. Whitfield	63,500	0	187,035	250,535
Dennis L. Winger	56,000	134,550	419,569	610,119

(1)	Mr. Robin, our President and Chief Executive Officer, is not included in this table as he was an employee of us in 2010 and received no additional compensation for his services in his capacity as a director.

(2)	Amounts reported represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 (formerly SFAS No. 123R), which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to Note 14 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2010. No restricted stock units were awarded as part of the annual equity compensation for non-employee directors in 2010. Messrs. Greer and Winger received a restricted stock unit award in connection with their appointment at the first meeting of the board of directors following their appointment to the board of directors of 10,833 and 11,250 restricted stock units respectively. The grant date fair value of the restricted stock units awarded to Messrs. Greer and Winger was $122,738 and $134,550, respectively. As of December 31, 2010, each of our non-employee directors had the following number of outstanding restricted stock units: R. Scott Greer: 7,500; and Dennis L. Winger: 7,500. Robert B. Chess, Joseph J. Krivulka, Christopher Kuebler, Lutz Lingnau, Susan Wang and Roy A. Whitfield did not hold any outstanding restricted stock units as of December 31, 2010.

(3)	Amounts reported represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 (formerly SFAS No. 123R), which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to Note 14 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2010. Each of our non-employee directors received 30,000 options for their annual stock option grant in 2010. The grant date fair value of the stock options awarded to each of our non-employee directors for their annual stock option grant in 2010 is $187,035. In addition, Messrs. Greer and Winger received a stock option grant in connection with their appointment at the first meeting of the board of directors following their appointment to the board of directors of 32,500 and 33,750 stock options repectively. The grant date fair value of the stock options awarded to Messrs. Greer and Winger in connection with their appointment was $213,574 and $232,534, respectively. As of December 31, 2010, each of our non-employee directors had the following number of outstanding stock options: Robert B. Chess: 537,459; R. Scott Greer: 62,500; Joseph J. Krivulka: 142,500; Christopher A. Kuebler:195,000; Lutz Lingnau: 112,500; Susan Wang: 152,375; Dennis L. Winger: 63,750; and Roy A. Whitfield: 170,000.

Under the Director Plan, each non-employee director is eligible to receive an annual retainer of $25,000 ($30,000 beginning on January 1, 2011) for serving on the board of directors, an additional annual retainer of $25,000 for serving as the chair or lead director of the board of directors, an additional annual retainer of $20,000 for serving as chair of the audit committee, an additional annual retainer of $15,000 for serving as chair of the organization and compensation committee, an additional annual retainer of $10,000 for serving as chair of the nominating and corporate governance committee, and an additional annual retainer of $5,000 for serving as chair of any other committee. In addition, each non-employee director is entitled to $2,000 for each board meeting he or she attends and $1,000 for each in-person board meeting he or she attends by telephone. Each non-employee director is also entitled to $1,500 ($1,750 beginning on January 1, 2011) for each committee meeting he or she attends and $750 ($875 beginning on January 1, 2011) for each in-person committee meeting he or she attends by telephone.

In September of each year, each non-employee director is eligible to be awarded an equity award consisting of either all stock options or a combination of stock options and restricted stock units. These equity awards vest over a period of one year and will have a total value determined annually by the board of directors. Upon initial appointment to the board of directors, each non-employee director is eligible to receive an equity award consisting of either all stock options or a combination of stock options and restricted stock units. Initial appointment equity awards vest over a period of three years from the date of appointment and will be at a level based on 150% of the either the most recent round of annual equity awards, or annual equity compensation grant, as determined annually by the Board of Directors in consultation with its professional advisors, as appropriate. Non-employee directors are also eligible to receive discretionary equity-based awards under our stock incentive plans from time to time as determined by the board of directors. The exercise price of stock options granted is equal to the closing price of the Company’s common stock on the grant date. Following completion of a non-employee director’s service on the board of directors, his or her stock options will remain exercisable for a period of eighteen months (or, if earlier, the end of the maximum term of the option). The term of stock options granted to non-employee directors is eight years. In the event of a change of control, the vesting of each option or restricted stock unit award held by each non-employee director will accelerate in full as of the closing of such transaction.

Effective as of January 1, 2010, the Director Plan includes ownership guidelines for non-employee directors, stating that each non-employee director should own at least 9,000 shares of the Company’s common stock within five years of adoption of the guidelines (January 1, 2015) or first appointment to the board of directors.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis is designed to provide our stockholders with an understanding of our executive compensation philosophy and decision making process. It discusses the principles underlying the structure of the compensation arrangements for our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2010 (the “Named Executive Officers”). Unless noted otherwise, any references within the Compensation Discussion and Analysis to decisions made by the board of directors, refers to the independent members of the board of directors only.

Our current compensation programs for the Named Executive Officers are determined and approved by the organization and compensation committee, although the independent members of the full board of directors approve the compensation for Mr. Robin based on the recommendation of the organization and compensation committee. None of the Named Executive Officers are members of the organization and compensation committee. As described in more detail above under the caption “Information About the Board of Directors-Information Regarding the Committees of the Board of Directors — Organization and Compensation Committee,” the organization and compensation committee takes into account Mr. Robin’s recommendations regarding the compensatory arrangements for our executive officers, although Mr. Robin does not participate in the deliberations or determinations of his own compensation. For example, during 2010, the organization and compensation committee considered Mr. Robin’s recommendations regarding the increase in annual base compensation, award of annual performance-based bonus compensation, and the number of stock options to be granted to our executive officers. The other Named Executive Officers do not currently have any role in determining or recommending the form or amount of compensation paid to any of our executive officers.

We have taken a long-term view of the performance of the Named Executive Officers in determining each of their overall compensation levels for 2010 and over the past several years. We have concluded that the Named Executive Officers have performed at a very high level during the past four years (recognizing Dr. Doberstein only joined the Company in early 2010). We believe that the skills, creativity and dedication of the Named Executive Officers directly led to numerous significant accomplishments in recent years, including the following:

•	Our early and mid-stage product candidate pipeline has been significantly advanced including completing Phase 1 and 2 clinical studies for NKTR-118, completing a Phase 1 study and advancing three separate Phase 2 clinical studies for NKTR-102, and advancing NKTR-105 into a Phase 1 clinical study.

•	Our business was transformed from a drug delivery service provider to a drug development company which included a significant change in the mix of senior leadership and the skills and experience of personnel in key functional areas, a reprioritization of resource allocation, and building a more efficient and productive organization.

•	In August 2007, we entered into a collaboration agreement with Bayer Healthcare LLC with regard to the further development and commercialization of our inhaled Amikacin product candidate. Bayer agreed to pay us up to $175 million in development and sales milestones including $50 million as an up-front payment for reimbursement of prior research and development costs incurred by us. In addition, we are also entitled to significant and escalating double-digit royalties on sales of the inhaled Amikacin product if it is approved and commercialized by Bayer.

•	In October 2007, Pfizer exited the Exubera business (inhaled insulin commercialization and development) and gave notice of termination under our collaborative development and licensing agreement. On November 9, 2007, the Company entered into a termination agreement with Pfizer pursuant to which it received a one-time payment of $135.0 million.

•	At the end of 2008, we completed the sale and transfer of certain pulmonary technology assets to Novartis Pharma AG in consideration for a payment to us of $115 million. In addition, we retained rights to certain important assets including the inhaled Amikacin program with Bayer, certain rights to receive royalties on net sales of the Cipro Inhale (also known as Ciprofloxacin Inhaled Powder or CIP) program with Bayer Schering Pharma AG, and certain rights to patents specific to inhaled insulin.

•	Following the execution of the Novartis pulmonary asset purchase agreement in the fourth quarter of 2008, we repurchased approximately $100 million in par value of our 3.25% convertible subordinated notes for an aggregate purchase price of $47.8 million.

•	In December 2009, we received a payment of $31 million from the negotiation of a license extension with F. Hoffmann- La Roche Ltd and Hoffmann-LaRoche Inc. related to certain PEGASYS manufacturing rights.

•	In September 2009, we entered into a license agreement with AstraZeneca AB for NKTR-118 and NKTR-119. AstraZeneca agreed to pay us an up-front payment of $125 million and assumed all future development costs for NKTR-118 and NKTR-119. For NKTR-118, we are eligible to receive up to $235 million in development milestones and up to $375 million in additional sales milestones. In relation to NKTR-119, for each of the first two initial products based on NKTR-119, we are eligible to receive for each of such products up to $75 million in development milestones and up to $310 million in additional sales milestones. For both NKTR-118 and NKTR-119, we are also eligible to receive significant and escalating royalty payments.

•	In 2010, we completed significant research and regulatory development activities that enabled us to file an Investigational New Drug (“IND”) with the Food and Drug Administration (“FDA”) for NKTR-181.

•	In October 2010, we amended and restated a legacy supply agreement with Amgen, Inc. and its affiliates which resulted in a $50.0 million up-front payment and the potential to receive significant additional payments.

•	In 2010, we made significant clinical advancements for NKTR-102 in Phase 2 studies in ovarian and breast cancer.

The above accomplishments directly resulted in the Company (1) building and advancing a significant drug candidate pipeline; (2) building an organization and infrastructure designed to execute on our mission of being a leading drug development company; (3) receiving over $550 million in tangible economic value that was non-dilutive to our stockholders; (4) avoiding significant future financial commitments in certain cases; and (5) establishing collaboration and proprietary product opportunities that have significant future economic potential based on milestone payments, royalties and sales. We believe that the compensation programs and awards to our Named Executive Officers should be evaluated within the context of these significant accomplishments and performance over a sustained period of time.

Compensation Program Objectives and Philosophy

In order to continue the execution and growth of our business as described above, we believe that it is vital that we continue to attract and retain highly experienced and skilled senior leadership by offering competitive base compensation and benefits, significant performance-based incentives, and long-term equity compensation. Our goal is to structure a meaningful portion of executive compensation such that it will only have value if the senior leadership is successful in building significant long-term value for us and our stockholders.

Our current executive compensation programs are intended to achieve the following four fundamental goals and objectives: (1) to emphasize sustained long-term performance by aligning significant elements of executive compensation with our stockholders’ interests, (2) to attract and retain an experienced, highly qualified and motivated executive management team to lead our business, (3) to provide appropriate economic rewards for achieving high levels of our performance and individual contribution, and (4) to pay compensation that is competitive, taking into account the experience, skills and performance of the executives required to build and maintain the organization necessary to support our mission to be a leading drug development company.

When structuring our executive compensation programs to achieve our goals and objectives, we are guided by the following basic philosophies:

•	Alignment with Stockholders’ Interests. Our compensation model should be designed to align the economic interests of our executives with those of our stockholders.

•	Pay for Performance. A pay for performance model that will deliver compensation significantly above industry median for exceptional performance both for performance-based incentive compensation and equity value is an effective way both to attract and retain highly qualified and motivated executives.

•	Total Rewards Program. The total compensation program must balance pay for performance elements with selected static non-performance based elements in order to create a total rewards program that is competitive.

•	Flexible Approach. The level of compensation provided to executives must take into account each executive’s role, experience, tenure, performance and expected contribution to our future success.

•	Focus on Achievement of Identified Business Goals. The compensation program should be structured so that executives are appropriately incentivized to achieve our short- and long-term goals that are fundamental to driving value in our business.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation goals and objectives. For example, we believe that performance-based short-term cash incentive opportunities in combination with equity incentive awards that are earned over time and increase in value only if we become more valuable is the best way to align our executives’ interests with those of our stockholders and pay for performance. The long-term vesting schedules applicable to equity incentive awards also serve as a significant retention incentive. Providing base salaries, occasional discretionary bonus opportunities and certain severance protections helps us ensure that we are providing a competitive compensation package that will permit us to attract and retain qualified, experienced and highly skilled executives. We believe that we have created a total compensation program that combines short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that are appropriate to achieve each of our fundamental goals and objectives as described above. We also believe that the structure of our compensation program provides appropriate incentives to reward our executives for achieving our long-term goals and objectives, some of the most important of which are building and advancing a robust drug candidate pipeline, entering into new collaboration partnerships and executing on our current collaborations, increasing the skill level and efficiency of our organization and improving our financial performance. We believe that our compensation program has helped us both recruit and retain superior executive talent to continue to build an organization capable of executing on our mission to become a leading drug development company.

Design and Elements of Our Compensation Program

The material elements of our current executive compensation programs for Named Executive Officers consist primarily of the following:

1. Base Salary.  Each Named Executive Officer earned an annual base salary during 2010.

2. Short-Term Incentive Compensation.  Each Named Executive Officer was eligible to earn an incentive cash compensation payment in 2010 based on a combination of the Company’s achievement of corporate performance objectives and their individual performance.

3. Long-Term Incentive Compensation.  Each Named Executive Officer was awarded stock option grants during 2010.

4. Severance and Change of Control Benefits.  Each Named Executive Officer is offered severance benefits for certain actual or constructive terminations of employment, as well as enhanced severance benefits for certain actual or constructive terminations of employment occurring in connection with a change of control transaction.

While we review peer group company data regarding the mix of current and long-term incentive compensation and between cash and non-cash compensation, we have not adopted any formal policies or guidelines for allocations among these various compensation elements. However, consistent with our philosophy of paying for performance, we believe that a greater component of overall direct compensation for the Named Executive Officers relative to other employees should be performance-based; therefore, in 2010 performance-based compensation tied to Company and individual performance objectives comprised approximately 67% to 84% of the overall direct compensation of the Named Executive Officers (with “direct compensation” being defined as base salary, annual bonus, all other compensation and the value of equity awards granted to the executive as determined under the principles used to value equity awards in the Company’s financial reporting).

Assessment of Risk

As with other companies that utilize pay-for-performance based compensation elements, our focus on a pay-for-performance compensation model inherently presents certain risks as our executive officers and employees strive to achieve high levels of performance to build and expand our business. However, we recognize the need to strike a balance between pay-for-performance and calculated business risk taking, and believe that our compensation program, including the compensation opportunities for our executive officers, should not encourage inappropriate or excessive risk-taking. Several design features of our compensation program that reduce the likelihood of excessive risk-taking include the following:

•	The compensation plan design provides a mix of base salary, short-term incentive compensation opportunity and equity compensation earned over multiple year periods.

•	The determination of the corporate performance rating under the annual bonus plan is based on the board of directors’ assessment of our achievement of a diversified mix of development, research, organizational and financial objectives.

•	The achievement of any single annual corporate objective does not have a disproportionate impact on the aggregate annual bonus achievement.

•	Each employee’s annual cash bonus is determined by a combination of the corporate performance rating and a subjective determination of individual performance.

•	The maximum payout levels for annual incentive bonuses are capped at 200% of each employee’s annual target bonus.

•	All employees other than the Chief Executive Officer participate in the same annual cash bonus plan, and the Chief Executive Officer participates in a similar arrangement which is based on the board of directors’ assessment of our performance and Mr. Robin’s individual performance.

•	A substantial portion of each executive’s compensation opportunity is in the form of long-term equity incentives, which help to further align the long-term interests of our executives with those of our stockholders.

Based on a review of our compensation program, in particular the compensation opportunities for our executive officers, we have concluded that it should not encourage inappropriate or excessive risk-taking.

Use of Peer Company Data

One important factor in our compensation decisions is information regarding compensation practices of similar public companies. We regularly review our peer group companies in response to the fast moving nature of the biotechnology industry, including merger and acquisition activity, and changes in product pipeline and business stage. In determining the appropriate peer companies, we consider the following factors: business model, business stage and complexity, therapeutic area similarity, status of the drug candidate pipeline, manufacturing activity, technology platform, product focus and company size based on the number of employees, revenue and market capitalization. We reviewed the peer companies and established a new peer group in September 2009, and reconfirmed it in January 2010. This information was used in the deliberations when determining the structure and amounts of total compensation for the Named Executive Officers as part of our annual compensation review in January 2010. The peer group companies included:

Abraxis Bioscience, Inc. Affymetrix, Inc. Alkermes, Inc. BioMarin Pharmaceutical Inc. Cubist Pharmaceutical Inc. Exelixis, Inc. Human Genome Sciences Inc.	Incyte Corporation Isis Pharmaceuticals, Inc. Onyx Pharmaceuticals Inc. OSI Pharmaceuticals Inc. United Therapeutics Corp. Zymogenetics Inc.

The above selection of peer group companies was substantially similar to our peer group that we reviewed and considered for 2009 compensation decisions, and was reviewed by the board of directors prior to approval. In addition, the board of directors reviewed data from the Radford Global Life Sciences Executive Survey, a broad-based survey of executive compensation in which a large number of life sciences companies (including many of the peer companies listed above) participate. In reviewing this industry compensation data, the organization and compensation committee does not focus on any particular company participating in the survey (other than those companies identified above as peer companies), in many cases using comparative data based upon Bay Area/Northern California publicly traded companies.

Although the board of directors and organization and compensation committee reviewed and discussed the compensation data for the peer group companies to help inform its decision making process, the board does not set compensation levels at any specific level or percentile against the peer group data (i.e., we do not “benchmark” our executive compensation levels). As described below, the peer group data is only one reference point taken into account in making compensation decisions. We do not use peer group company or survey data as a standalone tool for setting compensation due to the unique aspects of our business and the need to attract and retain particular expert managers with unique experience, skills and other individual circumstances. However, we generally believe that reviewing and analyzing this information is an important component of our executive compensation decision-making process.

Current Executive Compensation Program Elements

Base Salary

Base salary is an important element of compensation for the Named Executive Officers because it provides the executives with a specified minimum level of cash compensation which we believe is important to attracting and retaining the executives. In February 2010, base salaries for the Named Executive Officers (other than Dr. Doberstein who joined us in January 2010) were reviewed by us and were generally increased from between 3.5% to 6%. When determining the amount of each such Named Executive Officer’s base salary increase, we considered competitive pay practices, individual performance and/or promotions, level and scope of responsibility, experience and internal pay equity. However, we do not use a formula or assign a particular weight to any one factor in determining base salary levels. Rather, the determination of base salary levels is subjective, and the board of directors and organization and compensation committee sets salaries at levels it believes in its judgment are reasonably competitive. The base salary earned by each Named Executive Officer during 2010 is reported below in the Summary Compensation Table.

Short-Term Incentive Compensation

Incentive Compensation Policy.  We believe that short-term incentive compensation for Named Executive Officers is important as it provides a mechanism to provide focus on achievement of short-term milestones that support our strategic direction, and provide value for our shareholders. Our Incentive Compensation Policy for 2010 applied to all employees and all executive officers other than for Mr. Robin, who is subject to his own separate annual performance-based bonus compensation arrangement with a combination of corporate and personal objectives established and evaluated by the board of directors. In 2010, Mr. Robin’s bonus arrangement mirrored the Incentive Compensation Policy. Consistent with our compensation philosophy of paying for performance and maintaining a flexible approach, we adopted the Incentive Compensation Policy to provide Named Executive Officers with an incentive to contribute to the achievement of corporate objectives and goals while at the same time encouraging and rewarding excellent individual performance and recognizing differences in performance between individual executives.

Plan Design.  The design of the Incentive Compensation Policy is to have a number of annual corporate goals that include development, research, manufacturing, organizational and financial goals which are central to our strategic direction. These goals have defined achievement criteria, time-frames and their relative weighting is based upon their contribution to our strategic direction. If we achieve all of the stated goals, the overall corporate performance rating should be approximately 100%. Each corporate goal is established so that attainment of the objective is not assured and significant performance above the base-level plan is required to achieve the highest corporate performance rating. Following the conclusion of the annual performance period, the level of achievement for each corporate goal is assessed. Each corporate goal may be met, exceeded, or not satisfied. In addition, in assessing corporate performance, the board of directors also has the discretion to factor in other significant corporate events that occurred during the performance period which could result in an upward or downward adjustment in the determination of corporate performance. After taking into account the level of attainment by us of each corporate goal and other appropriate corporate performance factors, the board of directors sets the corporate performance rating, which may range from 0% to 200%. The design of the Incentive Compensation Policy is to set the total available bonus pool based on the corporate performance rating multiplied by the aggregate target bonus of all eligible participants. The aggregate of all individual bonuses cannot exceed the total available bonus pool so that the cost of bonuses ultimately reflects our overall performance and is not inflated by the sum of individual performance ratings.

After the corporate performance rating is determined by the board of directors, the individual performance of each Named Executive Officer (other than Mr. Robin) is reviewed by the organization and compensation committee in consultation with Mr. Robin in order to determine the appropriate annual performance percentage rating to be assigned to him or her for the performance period. Mr. Robin’s individual performance is reviewed by the independent members of the board of directors for purposes of determining his annual bonus compensation. Each Named Executive Officer’s actual annual performance-based incentive compensation payment is based on a combination of our corporate performance rating and his or her individual performance. The Incentive Compensation Policy does not provide for a specific allocation or weighting of each Named Executive Officer’s actual bonus amount between our corporate performance rating and individual performance (e.g., a Named Executive Officer could earn his or her full target bonus (or more) if his or her individual performance percentage is greater than 100%, even if we fail to achieve a corporate performance rating of 100%). The actual annual performance bonus compensation award for each Named Executive Officer is determined by us in our sole discretion, and the maximum payout for each Named Executive Officer, including Mr. Robin, could be up to 200% of his or her target annual performance-based compensation target.

Target Annual Incentives for 2010.  The Named Executive Officers were each assigned a target annual incentive for 2010 ranging from 50% to 75% of base salary. The table below shows the target annual incentive assigned by us to each Named Executive Officer for 2010 both as a dollar amount and as a percentage of base salary.

	Target	Target
	Annual	Annual
	Incentive for	Incentive for
	Entire 2010	Entire 2010
	Year	(% of Base
Name	($)	Salary)

Howard W. Robin	570,544	75%
John Nicholson	240,000	50%
Stephen K. Doberstein, Ph.D.	200,000	50%
Rinko Ghosh	205,000	50%
Gil M. Labrucherie	218,000	50%

Company Performance Objectives.  The 2010 corporate objectives and relative weightings assigned to each objective were as follows:

1. Clinical development objective related to a proprietary drug candidate development program (20%).

2. Clinical development objective related to a proprietary drug candidate development program (15%).

3. Clinical development objective related to a proprietary drug candidate development program (10%).

4. Clinical development objective related to a proprietary drug candidate development program (10%).

5. Research objective related to an advanced polymer conjugate pipeline development program (10%).

6. Manufacturing objective related to a pipeline development program (5%).

7. Manufacturing objective related to an advanced polymer conjugate pipeline development program (5%).

8. Manufacturing objective related to an advanced polymer conjugate pipeline development program (5%).

9. An objective related to building our intellectual property estate (5%).

10. Financial objective related to end of year cash balance (15%). The target end of year cash balance was $265 million and the actual 2010 year-end cash balance was $315.9 million.

These performance objectives served as the corporate performance objectives under the Incentive Compensation Policy and were the same objectives to be used as part of the assessment of Mr. Robin’s performance-based incentive compensation opportunity for 2010. The aggregate weighting of the 2010 corporate objectives was set at 100%. However, the maximum potential corporate performance rating is limited to 200% in any case. Performance ratings in excess of 100% can only be achieved if the board of directors determines that the goal achievement for one or many of the goals substantially exceeded the target metrics, or they use their discretion to factor in other significant corporate events that occurred during the performance period.

Research and development goals comprised 65% of the corporate performance objectives for 2010, with an additional 15% relating to manufacturing objectives that are critical to the support of our drug candidate pipeline. This weighting of objectives is a reflection of our long-term focus as a drug development company with the goal of building a broad, robust and deep pipeline of proprietary drug candidates. We believe this mix of corporate goals was not only an appropriate measure of achievement in 2010, but at the same time represents objectives important to building the long-term foundation of our business.

Actual Annual Incentives Earned for 2010

The achievement of our 2010 corporate objectives was tallied by our executive committee and reviewed and assessed by the board of directors. Based on this review and assessment of the achievement of our 2010 corporate objectives, the board of directors determined that six of the operational goals identified above were met and one was exceeded, resulting in the crediting of 75% under the program with respect to these goals. In addition, as noted above, the financial objective for end of year cash balance significantly exceeded, resulting in the crediting of an additional 28%. The other two goals were not met and no credit was given for these goals. No other accomplishments of ours in 2010 were factored into the determination of the corporate performance rating. Accordingly, the board of directors determined that the corporate performance rating under the Incentive Compensation Policy would be 103% for 2010 and that the maximum Company-wide bonus pool for 2010 would be funded at 103% of the target bonus pool level.

After finalizing performance rating assessments for all our employees (excluding Mr. Robin — whose performance is determined by the independent members of the board of directors) we created guidelines for bonus awards based upon the company wide performance curve. These bonus guidelines support our philosophy of pay for performance, and provide award recommendations that significantly exceed the corporate performance rating for employees rated “exceptional” and “exceeds expectations”. Employees with ratings of “solid performer”, “needs improvement” and “does not meet” received awards below the corporate performance rating level — and in some cases they received bonuses significantly below that level or no bonus award at all.

Following the corporate performance rating determination, each Named Executive Officer’s (other than Mr. Robin’s) 2010 bonus award was determined by the organization and compensation committee in consultation with Mr. Robin, taking into account the achievement of the corporate goals referred to above and the committee’s subjective assessment of the executive’s individual performance. In our judgment, we determined that each of these executives had achieved at least an “exceeds expectations” rating and in certain cases an “exceptional” rating for 2010. The independent members of the board of directors awarded Mr. Robin a 2010 bonus award at 123% of his target bonus, taking into account a combination of the corporate achievements identified above and its subjective assessment of his individual performance. Factors considered by the organization and compensation committee in assessing individual performance for Names Executive Officers, and considered by the independent members of the board of directors for Mr. Robin, included achievement of other significant accomplishments and deliverables, assessment of each individual’s demonstrated leadership in their functional responsibility and delivery of tangible results that added meaningful value to us.

The bonuses awarded to the Named Executive Officers for 2010 fell within the guidelines we established for all of our employees under the Incentive Compensation Policy who received the individual performance ratings assessed and approved for these executives by the organization and compensation committee. In other words, although the bonus awards to the Named Executive Officers were higher than the 103% corporate performance rating, these bonus awards (expressed as a percentage of the participant’s target bonus) were substantially consistent with the bonus awards made to participants in the Incentive Compensation Policy with a similar performance rating (e.g. “exceeds expectations” and “exceptional”). The following table lists the actual annual performance-based incentive compensation awarded to each Named Executive Officer as a percentage of his 2010 target annual incentive.

Actual Bonus
as a
Percentage of
Target for
Entire 2010
Year
Name	(%)

Howard W. Robin	123%
John Nicholson	120%
Stephen K. Doberstein, Ph.D.	120%
Rinko Ghosh	135%
Gil M. Labrucherie	135%

Discretionary Bonuses Earned in 2010.  We determined to pay Dr. Doberstein a sign-on bonus of $150,000 in connection with his commencement of employment with us. This amount was negotiated with Dr. Doberstein to compensate for his lost 2009 bonus opportunity at his previous employer and also provided as an incentive to encourage him to join us. We have found that to compete for top talent, particularly for employees with in-demand skills, we must provide additional inducements to join us in the form of a hire-on bonus. We have found this particularly true when trying to hire at year end, when many potential hires have to forfeit existing bonus opportunities when moving to a new employer before the bonus award is paid. Mr. Labrucherie was awarded a discretionary bonus during 2010 of $500 (grossed up for taxes) under our Service Award Policy, which generally applies to all employees, upon his achievement of five years of service with us.

The amounts of each Named Executive Officer’s bonuses for the 2010 fiscal year are reported in the Summary Compensation Table below.

Equity Awards

In accordance with our objective of aligning executive compensation with our stockholders’ interests, our current long-term incentive program for the Named Executive Officers consists solely of the award of equity compensation that is generally subject to a multi-year vesting schedule. We believe that equity compensation is an effective tool to align the interests of our Named Executive Officers — who have significant responsibility for driving our success — with the interests of our stockholders. We have historically awarded equity compensation in the form of stock options and, in certain circumstances, restricted stock unit awards (“RSUs”). During 2010, we determined that Named Executive Officers would be granted only stock options and that no “full value” RSUs would be granted. Stock options are our preferred form of long-term incentive compensation because they are more performance based with value delivered only if the stock price of our common shares appreciates following the grant.

Stock Options.  The Named Executive Officers who were employed by us during the prior year received an annual equity award during the first portion of the calendar year in connection with the annual performance review process. In determining the grant levels for these awards, the board/committee considered a number of factors in making our subjective equity award determinations. The most important of these factors included an assessment of individual performance, competitive market practices, the number of unvested stock options held by the executive officer and average exercise price (i.e. the retention value) of these options, the individual’s overall contribution, and stockholder dilution. However, we do not use a formula or assign a particular weight to any one factor in determining equity award levels. Rather, the determination of grant levels is subjective, and the board of directors and organization and compensation committee awards equity grants at levels it believes in its judgment are reasonably competitive and consistent with our philosophy that a substantial portion of our executives’ compensation should be performance-based and help to further link the interests of our executives with those of our stockholders. These annual stock option awards vest monthly over a period of four years and thus provide a retention incentive for the executive as well as an additional incentive to help create value for our stockholders.

In addition, we also granted a stock option to Mr. Ghosh in connection with his promotion from Senior Vice President Business Development and Alliance to Senior Vice President and Chief Business Officer on March 22, 2010. We determined the size of Mr. Ghosh’s promotion stock option grant based upon our equity award guidelines, and by considering his individual performance, his contribution to the Company, internal pay equity, the number of unvested stock options that he held (including average exercise price) and retention value. Similar to the annual performance equity awards, this promotion stock option grant vests monthly over four years.

We also granted a stock option award to Dr. Doberstein in connection with his hiring. We determined the size of Dr. Doberstein’s stock option grant during the process of negotiating his overall compensation package and creating a sufficient long-term incentive package to secure his skills and experience in building and managing scientific research organizations. Consistent with market practice, the size of the new hire stock option grant is several multiples of the anticipated annual award levels. This stock option grant vests over four years with 25% of the stock option vesting on the one year anniversary of Dr. Doberstein’s employment start date and the remainder vesting monthly over the following three years.

The grant date for equity awards is typically the date of approval by the organization and compensation committee or the board of directors, as the case may be, or the date an executive officer commences employment for new hire grants. To streamline the administration of our equity plans, the organization and compensation committee or board of directors, as applicable, will generally approve equity awards to newly hired executives at the time their other compensation arrangements are approved, but provide that the grant date will be the date that they actually begin employment. This approach also permits us to match the grant date with the service period of the stock option recipient. We do not have any programs, plans or practices with respect to the timing of stock option grants in coordination with the release of material nonpublic information with the intent to provide value to option recipients. Accordingly, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our executive officers. We believe that the grant of equity awards should be made in the normal course of business aligning the interests of the stock option recipients with those of the stockholders rather than seeking to provide an immediate benefit to option recipients through the timing of stock option grants.

In 2010, the board of directors approved an amendment to the equity incentive plans which allowed for accelerated vesting for any plan participant in the event of termination of employment due to disability.

The number of shares of common stock subject to stock options granted to each Named Executive Officer during 2010 and the grant-date fair value of these equity awards is presented in the Grants of Plan Based Awards table below. A description of the material terms of the 2010 stock option awards is presented in the narrative section following that table.

Severance and Change of Control Benefits

If the employment of a Named Executive Officer is terminated by us without cause or by the executive for a designated good reason outside of the context of a change of control transaction, the executive would be entitled to severance benefits. Each of the Named Executive Officers has an agreement that provides for severance benefits. These severance benefits include a cash severance payment based on the executive’s then current base salary and the amount of his or her target annual incentive bonus, payment of COBRA premiums for one year, and an additional 12 month period to exercise vested options (an 18 month period for Mr. Robin). In order to attract and retain these Named Executive Officers in a competitive environment for highly skilled senior executive talent in the biotechnology and pharmaceutical industry and to provide an incentive to provide a broad release of claims in favor of the company, we determined it was necessary to offer each of them severance benefits in the case of a termination without cause or constructive termination outside the context of a change of control transaction. Many of our peer companies provide severance benefits for similar types of terminations of employment, and we believe that it is important for us to offer these severance benefits in order to continue to provide a competitive total compensation program. These Named Executive Officers would also be entitled to certain termination benefits upon a termination of employment because of death or disability.

We also maintain a Change of Control Severance Benefit Plan (the “CIC Plan”) that provides the Named Executive Officers with certain severance benefits if their employment is terminated in connection with a change of control. The CIC Plan was originally established in 2006, and no amendments have been made to the plan since that time that would increase the severance benefits available under the CIC Plan. Severance benefits under the CIC Plan are structured on a “double-trigger” basis, meaning that the executive must experience a termination without cause or resign for a specifically defined good reason in connection with the change of control in order for severance benefits to become payable under the CIC Plan. Like the severance benefits under the letter agreements, we believe that these change of control severance benefits are an important element of a competitive total compensation program. Additionally, we believe that providing change of control benefits should eliminate, or at least reduce, any reluctance of our Named Executive Officers and other key employees covered by the CIC Plan to diligently consider and pursue potential change of control opportunities that may be in the best interests of our stockholders. At the same time, by providing change of control benefits only upon the occurrence of an additional triggering event occurring in connection with the change of control transaction resulting in a job loss, we believe that this CIC Plan helps preserve the value of our key personnel for any potential acquiring company.

Under the CIC Plan, the executive would be entitled to accelerated vesting of outstanding equity-based awards upon a termination described above. The other severance benefits under the CIC Plan are generally similar to the severance benefits under the letter agreements; however Mr. Robin’s cash severance would be increased to cover the two-year period following termination and Company-paid COBRA coverage would be increased to eighteen months. Outplacement services received within twelve months following separation, up to a maximum of $5,000, are provided to all participants. In addition, all executive officers would be entitled to full equity vesting and, other than for Dr. Doberstein, a “gross up” payment for any excise taxes imposed under Section 4999 of the Internal Revenue Code once a 10% cutback threshold is exceeded and outplacement benefits. We determined that Mr. Robin should be entitled to increased severance benefits for a termination in connection with a change of control because of his role in the Company and the likelihood that a change of control would result in his termination of employment. The excise tax gross-up was included in the CIC Plan as originally adopted to make the participants whole for any adverse tax consequences to which they may become subject under Section 4999 of the Internal Revenue Code and to avoid unintended differences in net severance based on individual factors like the date of hire and past option exercise decisions, which preserves the level of change of control severance protections that we have determined to be appropriate. At the time the CIC Plan was established, we believed this excise tax gross-up protection was a reasonable part of a competitive total compensation package and generally consistent with industry practice at the time. On April 5, 2011, the board of directors amended the CIC Plan to eliminate any “gross up” payments for any excise taxes imposed under Section 4999 of the Internal Revenue Code for participants who became eligible to participate in the CIC Plan on or after January 1, 2010, including Dr. Doberstein who joined the Company in 2010. The board of directors decided to eliminate this tax gross-up provision under the plan for new participants based on its review of current industry practices.

The Potential Payments Upon Termination or Change of Control section below describes and quantifies the severance and other benefits potentially payable to the Named Executive Officers.

Other Benefits

We believe that establishing competitive benefit packages for employees is an important factor in attracting and retaining highly-qualified personnel, including the Named Executive Officers. The Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability insurance, commuting benefits, employee stock purchase plan and the 401(k) plan, in each case generally on the same basis as other employees. We do not offer a tax-qualified defined-benefit pension plan or any non-qualified defined benefit retirement plans, nor do we provide material perquisites to our executives.

Section 162(m) Policy

Section 162(m) of the U.S. Internal Revenue Code limits our deduction for federal income tax purposes to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m). While we consider the compensation limits of Section 162(m) when designing our executive compensation programs, we reserve discretion to grant compensation from time to time that may not be deductible under the Section 162(m) limits in situations where we have determined the compensation to be appropriate to satisfy our compensation and other objectives. We intend to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of our stockholders.

Compensation Committee Report

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as otherwise expressly stated in such filing.

The organization and compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our annual report on

Form 10-K for the fiscal year ended December 31, 2010 and in our 2011 proxy statement. This report is provided by the following independent directors, who currently comprise the committee:

Christopher A. Kuebler — Chairman
R. Scott Greer
Joseph J. Krivulka
Lutz Lingnau

Summary Compensation Table

The following table shows, for the fiscal year ended December 31, 2010, compensation awarded to or earned by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2010 (the “Named Executive Officers”). To the extent any Named Executive Officers were also named executive officers for the fiscal years ended December 31, 2009 or December 31, 2008, compensation information for our 2009 and 2008 fiscal years is also presented for such executives.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

Howard W. Robin	2010	758,581			3,018,950	700,000	14,973	4,492,504
President and Chief	2009	730,417			1,257,743	1,000,000	14,973	3,003,133
Executive Officer	2008	680,000			1,192,880	618,800	14,586	2,506,266
John Nicholson	2010	478,417			724,548	288,000	15,330	1,506,295
Senior Vice President, Finance and	2009	459,594			921,667	403,500	51,198	1,835,959
Chief Financial Officer	2008	442,531			253,487	388,610	108,600	1,193,228
Stephen K. Doberstein Ph.D.	2010	395,455	150,000		2,740,068	240,000	7,818	3,533,340
Senior Vice President and Chief Scientific Officer
Rinko Ghosh	2010	397,739			1,533,328	276,750	8,009	2,215,826
Senior Vice President and Chief Business Officer
Gil M. Labrucherie	2010	434,250	500		724,548	294,300	13,272	1,466,871
Senior Vice President and	2009	412,242			1,006,247	363,500	13,063	1,795,052
General Counsel	2008	380,098	100,000		208,754	381,900	9,409	1,080,161

(1)	Amounts reported for 2010 represent a sign-on bonus in connection with Dr. Doberstein’s commencement of employment with the Company in order to encourage him to join the Company and a discretionary bonus for Mr. Labrucherie under our Service Award Policy upon his achievement of five years of service with the Company.

(2)	Amounts reported represent the aggregate grant date fair value of awards granted in the applicable year computed in accordance with FASB ASC Topic 718 (formerly SFAS No. 123R), which excludes the effects of estimated forfeitures. For a complete description of the assumptions made in determining the valuation, please refer to (i) Note 14 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2010 and (ii) similar footnotes to our audited financial statements in our annual reports on Form 10-K for prior years when the awards were granted.

(3)	Amounts reported for 2008, 2009 and 2010 represent amounts earned under the Incentive Compensation Policy or, for Mr. Robin, under his amended and restated offer letter effective as of December 1, 2008.

(4)	Amounts reported in 2010 for the Named Executive Officers generally include life insurance premiums paid by us, long-term disability imputed income paid on a post-tax basis, and matching contributions under our 401(k) plan. In addition to these benefits, certain Named Executive Officers received other compensation in 2010 having a value in excess of $10,000 or that are otherwise required to be individually identified are as follows: Mr. Robin’s life insurance premiums were $13,488 and Mr. Nicholson’s life insurance premiums were $10,845.

Description of Employment Agreements

Each of the Named Executive Officers has entered into our standard form of employment agreement and an offer letter or letter agreement. The form of employment agreement provides for protective covenants with respect to confidential information, intellectual property and assignment of inventions and also sets forth other standard terms and conditions of employment. The offer letter entered into by Messrs. Robin, Nicholson and Doberstein generally establish each Named Executive Officer’s minimum base salary and target annual short-term incentive compensation amounts, as well as other additional terms and conditions of the executive’s employment, including compensation arrangements following separation from us under different circumstances. For example, Mr. Robin’s offer letter provides for an initial base salary of $680,000 per year. Mr. Robin’s base salary may be increased by us from time to time in the discretion of the board of directors, but may not be decreased below the initial amount specified in his offer letter. The offer letters entered into with the other Named Executive Officers work similarly, in that each letter specifies an initial base salary that may be increased in our discretion, but which may not be decreased. The letter agreements entered into by Messrs. Ghosh and Labrucherie establish the compensation arrangements following separation from us under certain circumstances.

Grants of Plan Based Awards in 2010

The following table shows, for the fiscal year ended December 31, 2010, certain information regarding grants of plan-based awards to the Named Executive Officers.

						All Other
						Stock	All Other
						Awards:	Option		Grant Date
			Estimated Possible Payouts			Number	Awards:	Exercise or	Fair Value
			Under Non-Equity			of Shares	Number of	Base Price	of Stock
		Date of	Incentive Plan Awards(2)(3)			of Stock	Securities	of Option	and Option
	Grant	Board or	Threshold	Target	Maximum	or Units	Underlying	Awards	Awards
Name	Date	Committee	($)	($)	($)	(#)	Options (#)	($/sh)(4)	($)(5)
(a)	(b)	Approval(1)	(c)	(d)	(e)	(i)	(j)	(k)	(l)

Howard W. Robin
Annual Incentive Award	N/A		—	570,544	1,141,088
Stock Options	2/1/2010						500,000	11.34	3,018,950
John Nicholson
Annual Incentive Award	N/A		—	240,000	480,000
Stock Options	2/1/2010						120,000	11.34	724,548
Stephen K. Doberstein, Ph.D.
Annual Incentive Award	N/A		—	200,000	400,000
Stock Options	1/6/2010	11/23/2009					540,000	9.53	2,740,068
Rinko Ghosh
Annual Incentive Award	N/A		—	205,000	410,000
Stock Options	2/1/2010						60,000	11.34	362,274
Stock Options	2/1/2010						60,000	11.34	362,274
Stock Options	3/22/2010						100,000	15.19	808,780
Gil M. Labrucherie
Annual Incentive Award	N/A		—	218,000	436,000
Stock Options	2/1/2010						120,000	11.34	724,548

(1)	The organization and compensation committee approved the stock option granted to Dr. Doberstein in advance of, and subject to, the commencement of his employment with us. This grant was effective on his start date (January 6, 2010), with an exercise price equal to the closing price of our common stock on January 6, 2010.

(2)	Amounts reported represent the potential short-term incentive compensation amounts payable for our 2010 fiscal year under our Incentive Compensation Policy (or for Mr. Robin, the potential amounts payable under his amended offer letter agreement). The amounts reported represent each Named Executive Officer’s target and maximum possible payments for the entire 2010 calendar year Because actual payments to the Named Executive Officers were within the range of 0% to 200% of their target bonuses; no threshold payment amount has been established for the Named Executive Officers.

(3)	The actual short-term incentive bonus amount (if any) earned by each Named Executive Officer for 2010 is reported in Column (g) (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table above.

(4)	The exercise price of the stock option awards granted during 2010 is equal to the closing price of our common stock on the date of grant as reported by the NASDAQ Global Market. No stock option grants were re-priced during 2010.

(5)	Refer to Note 14 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2010 for the relevant assumptions used to determine the grant date fair value of the stock options granted during 2010.

Description of Plan-Based Awards

Stock Options.  Each stock option granted to the Named Executive Officers during 2010 may be exercised to purchase the designated number of shares of our common stock at an exercise price equal to the closing price of the underlying common stock on the grant date. During 2010, Named Executive Officers were granted only non-qualified stock options. Each Named Executive Officer’s stock option award granted in 2010 has a maximum, term of eight years and is subject to a vesting schedule that requires the executive’s continued employment or service. Stock option awards granted to Named Executive Officers in February 2010 as part of annual performance grants, as well as the promotion option granted to Mr. Ghosh in March 2010, generally vest and become exercisable on a monthly pro-rata basis over a four-year period following the grant date. Other stock option awards made during 2010 in connection with an executive’s hire, recognition or retention also generally vest and become exercisable on a monthly pro-rata basis over a four-year period; however the first 25% of the shares subject to the stock option “cliff vests” on the first anniversary of the grant date and the remaining shares subject to the stock option vests in substantially equal monthly installments over the following three years.

All or a portion of each Named Executive Officer’s stock option award may also become vested and exercisable upon or in connection with a change of control or certain corporate transactions with respect to us, upon certain terminations of the Named Executive Officer’s employment without cause or for a good reason resignation in connection with a change of control and in connection with terminations of employment resulting from disability or death. Please see the “Potential Payments Upon Termination or Change of Control” section below for a description of the vesting that may occur in such circumstances.

Any stock options that are unvested upon a Named Executive Officer’s termination of continuous employment or services will be forfeited without any value, unless the termination of continuous service is a result of disability or death, in which event, subject to any restrictions in the stock option agreement, the option shall become fully vested and exercisable as of the date of termination. In accordance with the Named Executive Officers’ letter agreements, any stock options that are vested upon a Named Executive Officer’s termination of continuous employment or services by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan) will generally remain outstanding and exercisable for 12 months following termination (18 months for Mr. Robin). This exercise period is also 12 months if the termination of employment or continuous services is because of disability and is 18 months if the termination is a result of death. We also have the discretion to extend the applicable exercise period in connection with other terminations of employment. Any vested options that are not exercised within the applicable post-termination of employment exercise period will terminate.

Each Named Executive Officer’s stock option award was granted under, and is subject to the terms of, the 2000 Equity Incentive Plan, except for Mr. Ghosh’s award granted in March 2010 which was granted under the 2008 Equity Incentive Plan. The plans are administered by the organization and compensation committee, and this committee has the ability to interpret and make all required determinations under the plans. This authority includes making required proportionate adjustments to outstanding stock options to reflect certain corporate transactions and making provision to ensure that participants satisfy any required withholding taxes.

The Named Executive Officers are not entitled to any dividend equivalent rights on their stock option awards, and stock option awards are generally only transferable to a beneficiary of a Named Executive Officer upon his death.

The Company has no policy requiring Named Executive Officers to hold equity awards beyond their vesting date.

Short-Term Incentive Compensation.  All of the Named Executive Officers were eligible to earn a short-term incentive compensation payment under the Incentive Compensation Policy or, for Mr. Robin, under an arrangement that mirrors the Incentive Compensation Policy. Please see “Compensation Discussion and Analysis — Current Executive Compensation Program Elements — Short-Term Incentive Compensation and Discretionary Bonuses” for a description of the material terms of the Incentive Compensation Policy and Mr. Robin’s related short-term incentive compensation arrangement.

Outstanding Equity Awards At Fiscal Year-End For 2010

The following table includes certain information with respect to the value of all unexercised options and stock awards previously awarded to the Named Executive Officers as of December 31, 2010.

Option Awards	Stock Awards
Equity
Equity	Incentive
Incentive	Plan
Plan	Awards:
Market	Awards:	Payout
Value of	Number of	value of
Number of	Number of	Shares or	Unearned	Unearned
Securities	Securities	Shares or	Units of	Shares/	Shares/
Underlying	Underlying	Units of	Stock	Units etc.	Units etc.
Unexercised	Unexercised	Option	Option	Stock That	That Have	That Have	That Have
Grant	Options (#)	Options (#)	Exercise	Expiration	Have Not	Not Vested	Not Vested	Not Vested
Name	Date	Exercisable(1)	Unexercisable	Price ($)	Date(2)	Vested (#)	($)(3)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Howard W. Robin	1/16/2007	20,661	13,774	(4)	14.52	1/15/2015
1/16/2007	449,339	116,226	(4)	14.52	1/15/2015
12/21/2007	525,000	175,000	(5)	6.98	12/20/2015
2/25/2008	283,333	116,667	(6)	6.46	2/24/2016
2/23/2009	240,625	284,375	(6)	4.65	2/22/2017
2/1/2010	104,166	395,834	(6)	11.34	1/31/2018
John Nicholson	10/2/2007	33,819	11,273	(5)	8.87	10/1/2015
10/2/2007	124,514	30,394	(5)	8.87	10/1/2015
12/10/2007	2,500	(7)	32,125
12/21/2007	75,000	25,000	(5)	6.98	12/20/2015
2/25/2008	60,208	24,792	(6)	6.46	2/24/2016
2/23/2009	55,000	65,000	(6)	4.65	2/22/2017
6/10/2009	56,250	93,750	(5)	6.34	6/9/2017
11/18/2009	25,000	0	(8)	9.24	11/17/2017
2/1/2010	25,000	95,000	(6)	11.34	2/1/2018
Stephen K. Doberstein, Ph.D.	1/6/2010	0	540,000	(5)	9.53	1/5/2018
Rinko Ghosh	5/14/2001	20,000	0	(4)	31.87	5/31/2011
5/14/2002	2,800	0	(9)	7.25	5/13/2012
5/14/2003	1,400	0	(9)	7.84	5/13/2013
2/7/2005	3,000	0	(10)	18.95	2/6/2013
8/1/2005	2,000	0	(10)	18.76	7/31/2013
2/1/2006	3,600	(11)	46,260
8/15/2006	13,000	2,000	(10)	16.39	8/14/2014
3/16/2007	9,281	619	(6)	11.38	3/15/2015
3/20/2008	68,750	31,250	(5)	6.65	3/19/2016
2/23/2009	27,500	32,500	(5)	4.65	2/22/2017
2/23/2009	18,333	21,667	(6)	4.65	2/22/2017
12/11/2009	25,000	75,000	(5)	9.2	12/10/2017
2/1/2010	12,500	47,500	(6)	11.34	1/31/2018
2/1/1010	0	60,000	(5)	11.34	1/31/2018
3/22/2010	18,750	81,250	(6)	15.19	3/21/2018
Gil M. Labrucherie	10/24/2005	30,000	0	(4)	15.01	10/23/2013
3/16/2007	9,281	619	(6)	11.38	3/15/2015
4/2/2007	9,625	785	(6)	13.02	4/1/2015
12/21/2007	150,000	50,000	(5)	6.98	12/20/2015
2/25/2008	49,583	20,417	(6)	6.46	2/24/2016
2/23/2009	55,000	65,000	(6)	4.65	2/22/2017
6/10/2009	65,625	109,375	(5)	6.34	6/9/2017
11/18/2009	25,000	0	(8)	9.24	11/17/2017
2/1/2010	25,000	95,000	(6)	11.34	1/31/2018

(1)	All exercisable options are currently vested.

(2)	For all Named Executive Officers, the expiration date shown is the normal expiration date occurring on the eighth anniversary of the grant date for grants made after 2003 and the tenth anniversary of the grant date for grants made before 2004, which is the latest date that the options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Executive Officer’s termination of employment or in connection with certain corporate transactions, including a change of control.

(3)	Restricted stock unit value is calculated based on the December 31, 2010, closing price of our common stock of $12.85.

(4)	Options vest over a five year period, with the first 20% of the options vesting one year from the date of grant and the remaining portion of the options vesting pro-rata on a monthly basis over the following four years.

(5)	Options vest over a four year period, with the first 25% of the options vesting one year from the date of grant and the remaining portion of the options vesting pro-rata on a monthly basis over the following three years.

(6)	Options vest pro-rata on a monthly basis over a period of four years from the date of grant.

(7)	Shares subject to this restricted stock unit vest on an annual basis over a period of four years from the date of grant.

(8)	Options vest pro-rata on a monthly basis over a twelve month period.

(9)	Options vest over a five year period, with 0% of the options vesting for the first four years from the date of grant then the options vesting pro-rata on a monthly basis over the fifth year.

(10)	Options vest pro-rata on a monthly basis over a period of five years from the date of grant.

(11)	Shares subject to this restricted stock unit vest based upon achievement of identified performance metrics. This will vest if the performance metric is met before the eighth anniversary of the grant date

Option Exercises And Stock Vested in 2010

The following table includes certain information with respect to the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2010, and on the vesting during our 2010 fiscal year of stock awards held by the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired on	Value Realized
Name	on Exercise (#)	on Exercise ($)	Vesting (#)	on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)

Howard W. Robin	—	—	—	—
John Nicholson	—	—	2,500	21,750
Stephen K. Doberstein, Ph.D.	—	—	—	—
Rinko Ghosh	—	—	1,089	9,474
Gil M. Labrucherie	—	—	1,089	9,474

(1)	The dollar amounts shown for restricted stock unit awards in Column (e) above are determined by multiplying (i) the number of restricted stock units becoming vested by (ii) the per-share closing price of our common stock on the release date.

Potential Payments Upon Termination or Change of Control

The following section describes the benefits that may become payable to the Named Executive Officers employed by us on the date of this proxy statement in connection with their termination of employment with us or in connection with a change of control.

All of the severance and other benefits described in this section will be paid or provided by us. For purposes of this section, we have assumed that (i) the price per share of our common stock is equal to the closing price per share on December 31, 2010, and (ii) the value of any stock options or restricted stock units that may be accelerated is equal to the full value of such awards (i.e., the full “spread” value for stock options and the full closing price per share on the applicable date for restricted stock unit awards). Please see “Compensation Discussion and Analysis — Severance and Change of Control Benefits” for a discussion of how the payments and benefits presented below were determined.

Severance Benefits — No Change of Control

Each of the Named Executive Officers is a party to certain letter agreements and our standard form executive employment agreement, and these agreements include provisions for severance benefits upon certain terminations of employment that are not related to a change of control. Upon a termination of employment by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan and described below), the executive would be entitled to the following severance benefits: (i) a cash severance payment equal to his or her total annual cash compensation target (including base salary and the target value of his or her annual incentive bonus, as such bonus target may be adjusted downward to take into account our performance through the fiscal quarter preceding termination), (ii) the exercise period for the vested and unexercised portion of all stock options held by him or her shall be extended for up to 12 months (18 months for Mr. Robin) following termination and (iii) we shall pay all applicable COBRA payments for the executive for up to one year following the termination date. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us. Each executive’s cash severance payment will ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.

If a Named Executive Officer’s employment with us terminates as a result of death, the executive’s outstanding unvested stock options will become fully vested upon their death and will be exercisable for up to 18 months following termination pursuant to the terms of the Company’s equity incentive compensation plans. In addition, in the case of Messrs. Robin, Nicholson and Dr. Doberstein, the executive’s estate would be entitled to a pro-rata portion of their target annual incentive bonus for the year in which his death occurred.

If a Named Executive Officer terminates employment with us as a result of disability, the executive’s outstanding unvested stock options will become fully vested upon his disability and will be exercisable for up to twelve months following termination pursuant to the terms of the Company’s equity incentive compensation plans. In addition, pursuant to their offer letter agreements, Messrs. Robin, Nicholson and Dr. Doberstein would be entitled to receive a pro-rata portion of their target annual incentive bonus for the year of termination.

Pursuant to our standard form employment agreement, following a termination of employment, each Named Executive Officer will be subject to an indefinite restriction on the disclosure of our confidential information and a one-year non-solicitation restriction covering our customers and employees, as well as certain other restrictions.

The following table lists the estimated amounts that would become payable to each of the Named Executive Officers under the circumstances described above, assuming that the applicable triggering event occurred on December 31, 2010.

		Estimated	Estimated	Estimated
	Estimated	Value of	Value of	Value of
	Value of Cash	COBRA	Vesting	Pro-Rata	Estimated
	Severance	Benefits	Acceleration	Bonus	Total
Executive & Triggering Event	($)	($)(1)	($)	($)	($)

Howard W. Robin
Without Cause or Good Reason	1,331,269	8,545	N/A	N/A	1,339,814
Disability	N/A	N/A	4,702,349	570,544	5,272,893
Death	N/A	N/A	4,702,349	570,544	5,272,893
John Nicholson
Without Cause or Good Reason	720,000	29,738	N/A	N/A	749,738
Disability	N/A	N/A	1,757,768	240,000	1,997,768
Death	N/A	N/A	1,757,768	240,000	1,997,768
Stephen K. Doberstein, Ph.D.
Without Cause or Good Reason	600,000	18,337	N/A	N/A	618,337
Disability	N/A	N/A	1,792,800	200,000	1,992,800
Death	N/A	N/A	1,792,800	200,000	1,992,800
Rinko Ghosh
Without Cause or Good Reason	615,000	16,956	N/A	N/A	631,956
Disability	N/A	N/A	1,074,904	N/A	1,074,904
Death	N/A	N/A	1,074,904	N/A	1,074,904
Gil M. Labrucherie
Without Cause or Good Reason	654,000	26,206	N/A	N/A	680,206
Disability	N/A	N/A	1,813,356	N/A	1,813,356
Death	N/A	N/A	1,813,356	N/A	1,813,356

(1)	The value of COBRA benefits are based upon actual rates as of February, 2011.

Severance Benefits — Change of Control

Each of the Named Executive Officers is covered under the CIC Plan. The CIC Plan provides for certain severance benefits to these executives and our other employees upon certain terminations of employment occurring in connection with a change of control of us.

If a change of control of the Company occurs, each Named Executive Officer will be entitled to severance benefits under the CIC Plan if the executive’s employment is terminated by us or a successor company without cause or by the executive for a good reason resignation, in each case within a period generally beginning on the date the agreement providing for a change of control is executed and ending twelve months following the change of control. Severance benefits under the CIC Plan include: (i) a cash severance payment equal to 12 months of base salary (24 months for Mr. Robin) and the target value of the executive’s annual incentive bonus, (ii) payment by us of the same portion of the executive’s COBRA premiums as we pay for active employees’ group health coverage for up to 12 months (18 months for Mr. Robin) following termination, (iii) provision of up to $5,000 for outplacement services received within 12 months following termination, (iv) accelerated vesting of all outstanding stock options, restricted stock units and other outstanding equity awards; and (v) other than in the case of Dr. Doberstein, a “gross up” payment to compensate the executive for any excise taxes (if any) imposed under Section 4999 of the Internal Revenue Code, but only to the extent the excise taxes cannot be avoided by reducing the severance benefits by an amount not exceeding 10% such that the executive receives a greater-after tax amount as a result of the “cut-back” in benefits (Dr. Doberstein is not entitled to this “gross up” benefit as he joined the CIC Plan after January 1, 2010). In April 2011, the Board amended the CIC Plan so that this “gross up” benefit is not available for new hires following January 1, 2010 but is grandfathered for employees who joined the CIC Plan before that date so long as they are not promoted to a position such that he or she would be entitled to additional benefits under the plan. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us pursuant to a separation and release agreement. Each executive’s cash severance payment will ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.

For the purposes of the CIC Plan, a good reason resignation means a resignation upon the occurrence of one or more of the following events: (i) assignment of any authority, duties or responsibilities that results in a material diminution in the executive’s authority, duties or responsibilities as in effect immediately prior to the change of control, (ii) assignment to a work location more than 50 miles from the executive’s immediately previous work location, unless such reassignment of work location decreases the executive’s commuting distance from his or her residence to the executive’s assigned work location, (iii) a material diminution in the executive’s monthly base salary as in effect on the date of the change of control or as increased thereafter, (iv) notice to the executive by us or the successor company during the 12-month period following the change of control that the executive’s employment will be terminated under circumstances that would trigger severance benefits under the CIC Plan but for the designation of a date for termination that is greater than 12 months following the change of control and (v) for Mr. Robin, if he does not serve in his same position in the successor company or is not appointed to the board of directors of the successor company. In order for a good reason resignation to occur, the executive must first give us timely written notice of the grounds for good reason resignation, and we must have failed to cure such condition after a period of 30 days.

Pursuant to the CIC Plan, the separation and release agreement that each of Messrs. Robin, Nicholson, Ghosh, Labrucherie and Dr. Doberstein will be required to execute will also require each executive to agree to continue to be subject to the restrictions on the disclosure of our confidential information in his or her employment agreement, to non-solicitation restrictions and to certain other restrictions.

Had a change of control occurred during the 2010 fiscal year and had the employment of Messrs. Robin, Nicholson, Ghosh, Labrucherie and Dr. Doberstein terminated on December 31, 2010 under one of the qualifying circumstances described above, each would have been entitled to receive the estimated benefits set forth in the table below.

			Estimated
	Estimated	Estimated	Value of	Estimated
	Value of	Value of	COBRA and	Value of
	Cash	Vesting	Outplacement	Excise Tax	Estimated
Name(1)	Severance ($)	Acceleration ($)(1)	Benefits ($)(2)	Gross-Up ($)	Total ($)

Howard W. Robin	2,662,538	4,702,336	17,817	0	7,382,704
John Nicholson	720,000	1,757,768	34,738	0	2,512,506
Stephen K. Doberstein	600,000	1,792,800	23,337	0	2,416,137
Rinko Gosh	615,000	1,074,904	21,956	0	1,711,860
Gil M. Labrucherie	654,000	1,813,356	31,206	0	2,498,562

(1)	Pursuant to the terms of our equity compensation plans, these Named Executive Officers would also have been entitled to this same full equity acceleration (i) if a corporate transaction (as defined in the applicable plan) occurred and the surviving or acquiring corporation refused to assume outstanding equity awards or substitute similar replacement awards for outstanding equity awards or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the combined voting power of our shares in a transaction that is not a corporate transaction as defined in the applicable plan.

(2)	This amount includes estimated COBRA premiums based upon actual rates as of February, 2011 and up to $5,000 for outplacement services.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm Fees and Services

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2010 and December 31, 2009 by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2010	2009

Audit Fees	$855,339	$899,052
Tax Fees	23,424	154,022
All Other Fees	26,900	—

Total	$905,663	$1,053,074

Audit Fees.  This category includes the integrated audit of our annual consolidated financial statements, and of our internal control over financial reporting, review of interim condensed consolidated financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory audit and regulatory filings, for those fiscal years. During 2009, this fee also includes accounting consultation services related to material accounting transactions that arose during the year. There were no such accounting consultation fees in 2010.

Tax Fees.  This category consists of services provided for international tax compliance and tax consultation services.

All Other Fees.  This category consists of all other services provided by Ernst & Young that are not reported above. During 2010, this fee represents services rendered for the review and provision of information as requested by us.

The audit committee approved all fees described above.

Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.

Prior to Ernst & Young LLP rendering services other than audit services, the audit committee would review and approve such non-audit services only if such services were compatible with maintaining Ernst & Young’s status as an independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act or the Exchange Act, except as otherwise expressly stated in such filing.

The audit committee is currently comprised of four non-employee directors, Susan Wang, who chairs the committee, and Joseph J. Krivulka, Roy A. Whitfield and Dennis L. Winger. Our board of directors has determined that Ms. Wang and Messrs. Krivulka, Whitfield and Winger meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and in the applicable NASDAQ rules. In addition, the board of directors has determined that Ms. Wang and Mr. Winger each qualify as audit committee financial experts as defined by SEC rules. The audit committee has the responsibility and authority described in the Nektar Therapeutics Audit Committee Charter, which has been approved by the board of directors. A copy of the Audit Committee Charter is available on our website at www.nektar.com.

The audit committee is responsible for assessing the information provided by management and our registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2010 with both management and our registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with our registered public accounting firm the overall scope and plan of the audit. In addition, it met with our registered public accounting firm, with and without management present, to discuss the results of our registered public accounting firm’s examination, the evaluation of our system of internal controls, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted accounting standards in the United States. The audit committee has also received from, and discussed with, our registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance (the successor to Statement on Auditing Standards No. 61).

The audit committee has discussed with Ernst & Young LLP that firm’s independence from management and our company, including the matters in the written disclosures and the letter regarding independence from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board. The audit committee has also considered the compatibility of audit related and tax services with the auditors’ independence. Based on its evaluation, the audit committee has selected Ernst & Young LLP as our registered public accounting firm for the fiscal year ending December 31, 2011.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting in the annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

Audit Committee

Susan Wang — Chairwoman
Joseph J. Krivulka
Roy A. Whitfield
Dennis L. Winger

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ADDITIONAL INFORMATION

Our website address is http://www.nektar.com. The information in, or that can be accessed through, our website is not deemed to be incorporated by reference into this proxy statement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports are available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC is available without charge upon written request to: Secretary, Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158.

By Order of the Board of Directors

Gil M. Labrucherie
Senior Vice President, General Counsel and Secretary

May 5, 2011

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting NEKTAR THERAPEUTICS instruction form. 455 MISSION BAY BOULEVARD SOUTH ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SAN FRANCISCO, CA 94158 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M36557-P14067-Z55601 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NEKTAR THERAPEUTICS The Board of Directors recommends a vote “FOR” each nominee listed in Proposal 1 and “FOR” Proposals 2 and 3. Vote on Directors 1. To elect three directors with terms to expire at the 2014 Annual Meeting of Stockholders; For Against Abstain Nominees: 1a. Joseph J. Krivulka 0 0 0 1b. Howard W. Robin 0 0 0 1c. Dennis L. Winger 0 0 0 Vote on proposals For Against Abstain 2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. 0 0 0 3. Advisory vote on Executive Compensation. 0 0 0 The Board of Directors recommends you vote for “1 Year” on the following proposal. 1 Year 2 Years 3 Years Abstain 4. To recommend, by non-binding vote, the frequency of Executive Compensation votes. 0 0 0 0 For address changes and/or comments, please check this box and write them 0 on the back where indicated. Yes No MATERIALS ELECTION Please indicate if you plan to attend this meeting. 0 0 As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet (the “Notice”), instead of mailing you a complete set of 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, materials. Check the box to the right if you want to receive a executor, administrator, or other fiduciary, please give full title as such. Joint owners complete set of future proxy materials by mail, at no cost to should each sign personally. All holders must sign. If a corporation or partnership, you. If you do not take action you may receive only a Notice. please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M36558-P14067-Z55601 NEKTAR THERAPEUTICS PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2011 The undersigned hereby appoints Howard W. Robin and Gil M. Labrucherie, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Nektar Therapeutics which the undersigned may be entitled to vote at the annual meeting of stockholders of Nektar Therapeutics to be held on Tuesday, June 14, 2011, at 2:00 p.m. local time at Nektar Therapeutics, 455 Mission Bay Boulevard South, San Francisco, California 94158, local time (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions specified on the reverse side, with discretionary authority as to any and all matters that may properly come before the meeting. Unless a contrary direction is indicated, this Proxy will be voted in favor of all nominees listed in Proposal 1 and in favor of Proposal 2 and 3 and for every year on Proposal 4 as more specifically indicated in the Proxy Statement, and at the discretion of the proxies with regard to any other matter that may properly come before the meeting or any adjournment or postponement thereof. If you vote by telephone or Internet, you do not need to mail back this Proxy. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side